UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐  Soliciting Material Pursuant to §240.14a-12

FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 5, 2011

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Fidelity National Information Services, Inc. The meeting will be held on May 18, 2011 at 10:00 A.M., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Frank R. Martire
President and Chief Executive Officer

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Information Services, Inc.:

Notice is hereby given that the 2011 Annual Meeting of Shareholders of Fidelity National Information Services, Inc. will be held on May 18, 2011 at 10:00 A.M., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. to elect two Class III directors to serve until the 2014 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year;

3. to approve, in an advisory and non-binding vote, the compensation of our named executive officers;

4. to recommend, in an advisory and non-binding vote, whether a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years;

5. to approve the material terms of the FIS Annual Incentive Plan; and

6. to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set March 23, 2011 as the record date for the meeting. This means that owners of Fidelity National Information Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Michael L. Gravelle
Corporate Secretary

Jacksonville, Florida
April 5, 2011

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Information Services, Inc. (the “Company” or “FIS”) for use at the Annual Meeting of Shareholders to be held on May 18, 2011 at 10:00 A.M., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 5, 2011 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5000.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references to “FIS,” “we,” “our,” the “Company” or the “registrant” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc. (“Certegy”), which was the surviving legal entity in the merger between Certegy and Former FIS (the “Certegy Merger”); all references to “Former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy Merger; all references to “Metavante” are to Metavante Technologies, Inc., and its subsidiaries, as acquired by FIS on October 1, 2009; all references to “eFunds” are to eFunds Corporation, and its subsidiaries, as acquired by FIS on September 12, 2007; all references to “Capco” are to The Capital Markets Company NV, as acquired by FIS on December 2, 2010; all references to “Old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of the Company’s shares through November 9, 2006 and in November 2006, merged with and into FIS (the “FNF Merger”); all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of Old FNF but now an independent company that remains a related entity from an accounting perspective; and all references to “LPS” are to Lender Processing Services, Inc., a former wholly owned subsidiary of FIS, which was spun-off as a separate publicly traded company on July 2, 2008. For purposes of the biographical descriptions of our directors and executive officers, service with FIS includes service with Former FIS prior to the Certegy Merger, and service with FNF includes service with Old FNF prior to the FNF Merger.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of FIS common stock as of the close of business on March 23, 2011 are entitled to vote. On that day, 304,836,896 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name) and any shares held for your benefit in FIS’s 401(k) plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card;

•	by mail, using the enclosed proxy card and return envelope; or

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our President and Chief Executive Officer and our Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider five proposals at the annual meeting.

•	Proposal No. 1 asks you to elect two Class III directors to serve until the 2014 annual meeting of shareholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

•	Proposal No. 3 asks you to vote for the approval, on an advisory basis, of the compensation of our executive officers.

•	Proposal No. 4 asks you to vote whether to present the executive compensation vote every one, two or three years.

•	Proposal No. 5 asks you to approve the material terms of the FIS annual incentive plan.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FIS’s articles of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: (i) giving written notice to the Corporate Secretary; (ii) timely submitting another proxy bearing a later date (in any of the permitted forms); or (iii) casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, to be elected, each of the two director nominees named in this Proxy Statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to FIS’ Majority Voting Policy, each incumbent director has tendered an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, our Corporate Governance and Nominating Committee would promptly consider the resignation and make a recommendation to the Board of Directors about whether to accept or reject such resignation and the Board would then take action on the recommendation no later than 180 days following the date of the election.

•	For Proposal No. 2, under Georgia law the action is approved if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

•	For Proposal No. 3, under Georgia law the action is approved (on a non-binding advisory basis) if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

•	For Proposal No. 4, the option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by shareholders on an advisory basis. Because this proposal seeks the input of our shareholders and provides our shareholders with the option to vote to hold a say-on-pay vote once every one, two or three years, there is no minimum vote requirement for this proposal. Although our Board recommends holding a say-on-pay vote once every year, you have the option to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove of the Board’s recommendation. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

•	For Proposal No. 5, for purposes of satisfying the requirements of section 162(m) of the Internal Revenue Code, the action is approved if a majority of the votes cast on the issue are cast in favor of approval. If such requirement is satisfied, such approval will also comply with the standard under Georgia law.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented either in person or by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

What are broker non-votes and what effect will they have?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as the election of directors and Proposal No. 3 through Proposal No. 5, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” Accordingly, with respect to Proposal No. 1, Proposal No. 3, Proposal No. 4 and Proposal No. 5, broker non-votes will not affect the outcome of the vote. Please note that brokers may no longer vote your shares on the election of directors in the absence of your specific instructions. Please be sure to give specific voting instructions to your broker, so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, Proposal No. 2, Proposal No. 3 and Proposal No. 5, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Georgia law requirement that the number of shares present or represented by proxy and entitled to vote approving such Proposal exceed the number of shares present or represented by proxy and entitled to vote opposing it, abstentions will have no effect. With respect to Proposal No. 4, abstentions will have no effect.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $18,500, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare Investor Services, LLC (in writing: P.O. Box 43078, Providence, Rhode Island 02940-3078; by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2010 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Computershare Investor Services, LLC as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

			Director
Name	Position with FIS	Age(1)	Since

Nominees to the class of directors whose term will expire at the 2014 annual meeting:
David K. Hunt	Director, Chairman of the Audit Committee, Member of the Compensation Committee	65	2001
Richard N. Massey	Director, Chairman of the Compensation Committee, Member of the Executive Committee, Member of the Corporate Governance and Nominating Committee	55	2006

(1)	As of April 1, 2011.

David K. Hunt.  David K. Hunt has served as a director of FIS since June 2001. Mr. Hunt has served as a director of LPS since February 2010. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc. from October 2004 until December 2005. Prior to that, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004.

Mr. Hunt’s qualifications to serve on the FIS Board include his over 40 years of experience in the banking and payments industries, including serving in executive positions with Signet Banking Corporation, Global Payment Systems, and AT&T Universal Card Services, and his financial literacy.

Richard N. Massey.  Richard N. Massey has served as a director of FIS since November 2006. Mr. Massey has served as a director of FNF since February 2006. Mr. Massey is currently a founding partner of Westrock Capital, LLC, a private investment firm, and has been since January 2009. Mr. Massey previously served as the Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 until January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies.

Mr. Massey’s qualifications to serve on the FIS Board include his experience in corporate finance and investment banking and as a financial and legal advisor to public and private businesses, as well as his experience and expertise in identifying, negotiating and consummating mergers and acquisitions in technology and other industries.

Information About Our Directors Continuing in Office

Term Expiring in 2012

			Director
Name	Position with FIS	Age(1)	Since

William P. Foley, II	Director, Chairman, Chairman of the Executive Committee	66	2006
Thomas M. Hagerty	Director	48	2006
Keith W. Hughes	Director, Member of the Audit Committee, Chairman of the Corporate Governance and Nominating Committee	64	2002

(1)	As of April 1, 2011.

William P. Foley, II.  William P. Foley, II has served as a director of FIS since February 2006 and is the Chairman of the Board. He served as Executive Chairman of the Board until February 8, 2011. Mr. Foley has also served as the Executive Chairman of the Board of FNF since October 2006 and Chairman of the Board of FNF from the company’s formation in 1984 to October 2006. Mr. Foley served as Chief Executive Officer of FNF from the company’s formation in 1984 to May 2007. Mr. Foley also served as the Chairman of LPS from the spin-off until March 15, 2009, and, within the past five years, has served as a director of Florida Rock Industries, Inc. and CKE Restaurants, Inc.

Mr. Foley’s qualifications to serve on the FIS Board include his years of business experience as a Chairman, board member and executive officer of public and private companies in a wide variety of industries, including his experience serving as Executive Chairman of FIS until February 2011, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

Thomas M. Hagerty.  Thomas M. Hagerty has served as a director of FIS since February 2006 and currently serves as a nominee of Thomas H. Lee Partners, L.P. to the FIS Board, as described below in “Proposal No. 1: Election of Directors.” Mr. Hagerty has served as a director of FNF since October 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. Mr. Hagerty also serves as a director of MGIC Investment Corporation, MoneyGram International, Inc., Ceridian Corporation and several private companies. Within the past five years, Mr. Hagerty has served as a director of Metris Companies, Inc and Hilltop Holdings Inc. (formerly known as Affordable Residential Communities Inc.).

Mr. Hagerty’s qualifications to serve on the FIS Board include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, and his experience in enhancing value of such companies, along with his expertise in corporate finance.

Keith W. Hughes.  Keith W. Hughes has served as a director of FIS since August 2002. Since April 2001, Mr. Hughes has been a self-employed consultant to domestic and international financial services institutions. From November 2000 to April 2001, he served as Vice Chairman of Citigroup Inc. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, where he had served as Chairman and Chief Executive Officer since February 1995. Mr. Hughes is currently a director of THL Credit Inc. Within the past five years, Mr. Hughes has served as a director of Texas Industries, Inc. and Pilgrim’s Pride Corp.

Mr. Hughes’ qualifications to serve on the FIS Board include his years of experience as an executive and consultant to financial services institutions, particularly his experience as Vice Chairman of Citigroup Inc. and

Chairman and Chief Executive of Associates First Capital Corporation, as well as his financial literacy and experience in matters of corporate governance.

Term Expiring in 2013

			Director
Name	Position with FIS	Age(1)	Since

Stephan A. James	Director, Member of the Audit Committee	64	2009
James Neary	Director, Member of the Compensation Committee, Member of the Corporate Governance and Nominating Committee	46	2009
Frank R. Martire	Director, Member of the Executive Committee	63	2009

(1)	As of April 1, 2011.

Stephan A. James.  Stephan A. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture, from August 2004 until August 2006. He is a director of BMC Software, Inc. and Navigant Consulting, Inc., and currently serves as a member of the University of Texas McCombs School of Business Advisory Board. Mr. James served as a director of Metavante Technologies, Inc. from November 2007 until the Metavante merger.

Mr. James’ qualifications to serve on the FIS Board include his experience and expertise providing financial, management consulting and technology services to financial service companies in connection with his management positions at Accenture Ltd. In particular, Mr. James was responsible for the worldwide financial service consulting and outsourcing business of Accenture Ltd. for five years.

James Neary.  James Neary has served as a nominee of WPM, L.P. to the FIS Board since October 2009, as described below in “Proposal No. 1: Election of Directors,” and was elected to the Board in 2010. Mr. Neary is a Managing Director of Warburg Pincus LLC and leads the firm’s buyout efforts in technology, media, telecom and business services. From 2000 through 2004, Mr. Neary led Warburg Pincus LLC’s Capital Markets group. Mr. Neary is currently a director of Interactive Data Corporation, Alert Global Media Holdings, LLC, Telmar Network Technology and Coyote Logistics. He previously was a Managing Director at Chase Securities and was in the Leveraged Finance Group at Credit Suisse First Boston. Mr. Neary served as a director of Metavante Technologies, Inc. from November 2007 until the Metavante merger and currently serves on the board of The Brearley School.

Mr. Neary’s qualifications to serve on the FIS Board include his experience formulating strategy and designing and implementing financing arrangements as a Managing Director of Warburg Pincus LLC, a leading private equity firm, as well as his previous positions with Chase Securities and Credit Suisse First Boston, and his experience in the technology industry.

Frank R. Martire.  Frank R. Martire is the Chief Executive Officer and President of FIS. Mr. Martire joined FIS after its acquisition of Metavante Technologies, Inc., where he served as Chairman of the Board of Directors and Chief Executive Officer. Mr. Martire also served as Director and Chief Executive Officer of Metavante Corporation since March 2003 and served as its President from March 2003 to November 2008. Mr. Martire was President and Chief Operating Officer of Call Solutions Inc. from 2001 to 2003 and President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc. from 1991 to 2001. Mr. Martire is a director of Aurora Healthcare and the Children’s Hospital and Health System Foundation. Mr. Martire is also a member of the board of trustees for Sacred Heart University.

Mr. Martire’s qualifications to serve on the FIS Board include his years of experience providing technology solutions to the banking industry, particularly his experience with Metavante Technologies, Inc., and his knowledge of and contacts in the financial services industry.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The bylaws of the Company provide that our Board shall consist of at least five and no more than fifteen directors. Our directors are divided into three classes, each class as nearly equal in number as possible. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The Board currently consists of eight directors. All three classes serve for three year terms. The directors elected at this annual meeting will hold office for the three year term or until their successors are elected and qualified.

On October 1, 2009, the Company completed its acquisition of Metavante pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”) dated March 31, 2009. In connection with the Merger, FNF and affiliates of Thomas H. Lee Partners, L.P. (“THL”) invested a total of $249,999,993.50 in us pursuant to the terms and conditions of an Investment Agreement dated March 31, 2009 (the “Investment Agreement”). Under the Investment Agreement, THL is entitled to nominate one member of our board of directors as long as it continues to own shares equal to at least 35% of the number it purchased under the Investment Agreement. Thomas M. Hagerty currently serves as THL’s nominee.

In connection with the Merger and based upon certain existing rights of WPM, L.P., a Delaware limited partnership (“WPM”), in respect of its investment in Metavante prior to the Merger, we entered into a shareholders agreement (the “Shareholders Agreement”), dated as of March 31, 2009, with WPM. The Shareholders Agreement provides that WPM is entitled to nominate and have appointed one member of our board of directors until the earlier of (1) such time as WPM no longer holds at least 20% of the number of shares of FIS common stock received in the Merger and purchased by WPM in connection with a separate stock purchase right agreement and (2) the tenth anniversary of the completion of the Merger. James Neary currently serves as WPM’s nominee.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2014:

David K. Hunt
Richard N. Massey

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP (“KPMG”) to our shareholders for ratification. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The Audit Committee has engaged KPMG to audit the consolidated financial statements of the Company for the 2011 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2010 and 2009, we were billed the following fees by KPMG:

	2010	2009

Audit Fees	$4,109,539	$4,603,404
Audit-Related Fees	191,153	869,134
Tax Fees	797,057	220,992
All Other Fees	—	—

Audit Fees.  Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2010 and 2009 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees.  Audit-related fees in 2010 and 2009 consisted principally of fees for Statement on Accounting Standards No. 70 audits and audits of employee benefit plans, including billings for out-of-pocket expenses incurred.

Tax Fees.  Tax fees for 2010 and 2009 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees.  The Company incurred no other fees in 2010 or 2009.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG is approved in advance by the audit committee, including the proposed fees for such work. The audit committee has adopted policies and procedures for pre-approving all work performed by KPMG. Specifically, the audit committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting. Any other services are required to be pre-approved by the audit committee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently-adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this Proxy Statement, the Board and the compensation committee of the Board (“Compensation

Committee”) believe that our executive compensation program provides our named executive officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation targets. These incentive programs are designed to reward our named executive officers on both an annual and long-term basis if they attain certain specified goals.

Our current executive compensation program directly links compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our shareholders. The Board and the Compensation Committee believe that the success of our compensation program is evident by our strong financial performance in 2010 and the resulting value creation for our shareholders. In 2010 alone, our enterprise value (defined as market capitalization plus total debt minus total cash) increased by approximately $1.5 billion. During the two-year period ending December 31, 2010, we achieved a cumulative total return of 71.3%, compared with 45.5% for the S&P 500 Index and 37.2% for the S&P 500 Supercap Data Processing & Outsourced Services Index.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section of the 2011 proxy statement, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Approval of the compensation paid to our named executive officers requires that the number of shares present or represented by proxy and entitled to vote approving the proposal exceed the number of shares present or represented by proxy and entitled to vote opposing it. Abstentions will have no effect. However, as this is an advisory vote, the results will not be binding on the Company, the Board, or the Compensation Committee and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our Compensation Committee and the Board, although the Compensation Committee and the Board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

In accordance with recently-adopted Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, we are asking our shareholders to indicate whether future advisory votes to approve the compensation paid to our named executive officers should be held annually, biennially or triennially. This advisory vote on executive compensation is commonly referred to as a “say-on-pay vote.”

The Board currently believes that our shareholders should have the opportunity to vote on the compensation of our named executive officers annually. Our executive compensation program is designed to support long-term value creation. While we believe that many of our shareholders think that the effectiveness of such program cannot be adequately evaluated on an annual basis, the Board believes that at present it should receive advisory input from our shareholders each year. The Board believes that giving our shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our shareholders, by allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” A FREQUENCY PERIOD OF EVERY ONE YEAR (AN ANNUAL VOTE) FOR FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

The voting frequency option that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. Further, our Board expects to reevaluate from time to time the optimal frequency for such votes and may in the future change the frequency with which such votes are held.

PROPOSAL NO. 5: APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE
GOALS UNDER THE FIS ANNUAL INCENTIVE PLAN

Description of the Proposal

The shareholders are being asked to consider and approve the material terms of the FIS annual incentive plan so that compensation payable under the annual incentive plan to certain executive officers is tax deductible under section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our chief executive officer and each of our other three most highly-paid executive officers other than our chief financial officer. Compensation that qualifies as performance-based compensation for purposes of section 162(m) is not subject to this deductibility limit. For annual incentives to qualify for this exception, shareholders must approve the material terms of the plan under which the incentives are paid. The board is now submitting the material terms of the annual incentive plan for approval at the 2011 Annual Meeting of Shareholders so that awards under the annual incentive plan can qualify as performance-based compensation for purposes of section 162(m).

The material terms of the annual incentive plan being submitted for approval include (i) the employees eligible to receive awards under the annual incentive plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the annual incentive plan below.

Description of the Annual Incentive Plan

The complete text of the annual incentive plan is set forth as Annex A hereto. The following is a summary of the material features of the annual incentive plan and is qualified in its entirety by reference to Annex A.

Administration of the Annual Incentive Plan

The annual incentive plan will be administered by the FIS compensation committee. Except as otherwise provided by FIS’s board of directors, the FIS compensation committee will have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the annual incentive plan and deciding all questions of fact arising in connection with the annual incentive plan. All decisions, determinations and interpretations of the FIS compensation committee will be final, binding and conclusive on all persons, including FIS, its subsidiaries, its shareholders, the participants and their estates and beneficiaries.

Amendment and Termination

FIS’s Board of Directors may at any time and from time to time alter, amend, suspend, or terminate the annual incentive plan, in whole or in part. However, no amendment that requires shareholder approval in order to maintain the qualification of awards as performance-based compensation under section 162(m) of the Internal Revenue Code will be made without shareholder approval.

Eligibility and Participation

Eligibility under the annual incentive plan is limited to FIS’s chief executive officer and each other executive officer that the FIS compensation committee determines, in its discretion, is or may be a “covered employee” of FIS within the meaning of section 162(m) of the Internal Revenue Code and who is selected by the FIS compensation committee to participate in the annual incentive plan.

Form of Payment

Payment of incentive awards under the annual incentive plan will be made in cash.

Performance Period

The performance period under the annual incentive plan is FIS’s fiscal year or such shorter or longer period as determined by the FIS compensation committee.

Designation of Participants, Performance Period and Performance Measures

Within 90 days after the commencement of each performance period (or, if less than 90 days, the number of days which is equal to 25% of the relevant performance period applicable to an award), the FIS compensation committee will (i) select the participants to whom incentive awards will be granted, (ii) designate the applicable performance period, (iii) establish the target award for each participant, and (iv) establish the performance objective or objectives that must be satisfied in order for a participant to receive an incentive award for such performance period.

Performance Objectives

The performance objectives that will be used to determine the degree of payout of incentive awards under the annual incentive plan will be based upon one or more of the following performance measures, as determined by the FIS compensation committee: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income and/or earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total shareholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the FIS compensation committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Target Incentive Awards

Each participant will have a target award that will be based on achieving the target performance objectives established by the FIS compensation committee. The target award will be a percentage of the participant’s annual salary at the end of the performance period or such other amount as the FIS compensation committee may determine. If the performance objectives established by the FIS compensation committee are met at the target level, the participant will receive an incentive award equal to 100% of the target award. If the performance objectives are met at a level below or above the target level, the participant will receive an incentive award equal to a designated percentage of the target award, as determined by the FIS compensation committee.

Maximum Award

The maximum incentive award that may be paid to a participant under the annual incentive plan in any fiscal year is $25,000,000.

Committee Discretion

The FIS compensation committee retains the discretion to reduce the amount of any incentive award otherwise payable to a participant under the terms of the annual incentive plan, including a reduction in such amount to zero.

Committee Certification and Payment of Awards

As soon as practicable after the end of the each performance period, the FIS compensation committee will (i) determine whether the performance objectives for the performance period have been satisfied, (ii) determine the amount of the incentive award to be paid to each participant for the performance period and (iii) certify such determination in writing. Awards will be paid no later than the 15th day of the third month following the close of the performance period with respect to which the awards are made.

Termination of Employment

Unless the FIS compensation committee determines otherwise, a participant must be actively employed by FIS or a subsidiary on the last day of the performance period to receive an incentive award under the annual incentive plan for such performance period. The FIS compensation committee, in its discretion, may impose such additional service restrictions as it deems appropriate.

Award Information

As incentive awards under the annual incentive plan are based on future performance, it is not possible at this time to determine the awards that will be made in the future. No awards will be made under the annual incentive plan absent shareholder approval.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to incentive awards made under the annual incentive plan. This summary is based on FIS’s understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by FIS. If and to the extent that payments made under the annual incentive plan satisfy the requirements of section 162(m) of the Internal Revenue Code and otherwise satisfy the requirements of deductibility under federal income tax law, FIS will receive a corresponding deduction for the amount constituting ordinary income to the participant.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE FIS ANNUAL INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following tables is based on 304,836,896 shares of FIS common stock outstanding as of March 23, 2011. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares	Percent of
Name	Beneficially Owned	Class

WPM, L.P.(1)	40,982,773	13.4%
Capital World Investors(2)	17,500,563	5.7%

(1)	According to a Schedule 13D/A filed March 22, 2011, WPM, L.P., a Delaware limited partnership (“WPM”), WPM GP, LLC, a Delaware limited liability company and the sole general partner of WPM, Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership and the sole member of WPM GP, LLC (“WP IX”), Warburg Pincus IX LLC, a New York limited liability company and the sole general partner of WP IX, Warburg Pincus Partners, LLC, a New York limited liability company and the sole member of Warburg Pincus IX LLC, Warburg Pincus & Co., a New York general partnership and the managing member of Warburg Pincus Partners, LLC, Warburg Pincus LLC, a New York limited liability company that manages WP IX, and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of Warburg Pincus & Co. and Managing Member and Co-President of Warburg Pincus LLC (collectively, the “Reporting Persons”) beneficially own 40,982,773 shares as of March 21, 2011. The address of the principal business and principal office of the Reporting Persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

In addition, each of the Reporting Persons may also be deemed to beneficially own additional shares by virtue of a purchase right which may generally be exercised quarterly by WPM under the Stock Purchase Right Agreement among WPM, FIS and Metavante. The amount shown in the table excludes shares that WPM has the right to purchase pursuant to the Stock Purchase Right Agreement with respect to the quarter ended March 31, 2011. For a description of the Stock Purchase Right Agreement, please see “Other Related Party Arrangements — Agreements with WPM, L.P.”.

(2)	According to a Schedule 13G/A filed February 14, 2011, Capital World Investors, a division of Capital Research and Management Company (“CRMC”), 333 South Hope Street, Los Angeles, CA 90071, is deemed to be the beneficial owner of 17,500,563 shares as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each director and nominee for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our current executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of		Number			Percent
Name	Shares Owned		of Options(1)	Total		of Total

William P. Foley, II	956,293	(2)	2,469,244	3,425,537	(2)	1.12%
Thomas M. Hagerty	13,035		116,132	129,167		*
Michael D. Hayford	216,684	(3)	1,893,590	2,110,274		*
Keith W. Hughes	9,981	(4)	93,622	103,603		*
David K. Hunt	21,423	(5)	93,622	115,045		*
Stephan A. James	18,037		48,358	66,395		*
Frank R. Martire	327,866	(6)	2,703,774	3,031,640		*
Richard N. Massey	67,150		93,622	160,772		*
James Neary	15,362	(7)	34,025	49,387		*
Gary A. Norcross	306,795		2,294,529	2,601,324		*
Brent B. Bickett	143,620		904,078	1,047,698		*
All current Directors and Officers (14 persons)	2,221,158		11,446,816	13,667,974		4.48%

*	Represents less than 1% of our common stock.

(1)	Represents shares that are subject to stock options that are exercisable on March 23, 2011 or become exercisable within 60 days after March 23, 2011.

(2)	Included in this amount are 560,269 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, 155,238 shares held by Foley Family Charitable Foundation. Additionally, 278,406 shares held by Folco Development Corporation included in this amount are pledged in connection with a collateral account held by Mr. Foley.

(3)	Included in this amount are 17,235 held by a grantor retained annuity trust.

(4)	Mr. Hughes holds 19,675 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following the Mr. Hughes’ termination of service as a director.

(5)	Included in this amount are 1,500 shares held by Mr. Hunt’s wife. Mr. Hunt holds 28,963 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following the Mr. Hunt’s termination of service as a director.

(6)	Included in this amount are 719 shares held in an Individual Retirement Account and 23,193 shares held in a trust.

(7)	Excluded from this amount are the shares of FIS common stock held by Warburg Pincus entities listed in note 1 to the “Security Ownership of Certain Beneficial Owners” table above.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2010, about our common stock that may be issued under our equity compensation plans:

			Number of Securities
			Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise Price of	Under Equity
	be Issued Upon Exercise	Outstanding	Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column
Plan Category	(a)(1)	(b)(2)	(a))(c)(3)

Equity compensation plans approved by security holders	19,113,166	$21.81	11,186,466
Equity compensation plans not approved by security holders(4)	4,770,869	$25.04	11,985,862

Total	23,884,035	$22.43	23,172,328

(1)	Includes 872,210 performance share awards that would be issued if performance goals are achieved at the maximum level. Of the 872,210 shares, 495,485 shares would be issued under the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan and 376,725 shares issued under the Amended and Restated Metavante 2007 Equity Incentive Plan.

(2)	Weighted-average exercise price excludes the performance shares granted in 2010.

(3)	In addition to being available for future issuance upon exercise of options and stock appreciation rights, 7,672,657 shares under the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan may instead be issued in connection with restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards. 5,532,251 shares under the Amended and Restated Metavante 2007 Equity Incentive plan may instead be issued in connection with restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards.

(4)	The table does not include options to purchase an aggregate of 8,398,459 shares, at a weighted average exercise price of $17.04, granted under plans assumed in connection with acquisition transactions. No more grants may be made under these assumed plans, other than the Amended and Restated Metavante 2007 Equity Incentive Plan.

The Amended and Restated Metavante 2007 Equity Incentive Plan, which we refer to as the Metavante plan, was approved by Metavante shareholders at the 2008 Annual Meeting of Shareholders on May 20, 2008. On October 1, 2009, in conjunction with the Metavante merger, we assumed the Metavante plan and certain vested and unvested options and restricted stock awards that the employees of Metavante held as of the merger date in the Metavante plan. In total, we assumed 12.2 million options and 0.6 million restricted stock awards. The compensation committee administers the Metavante plan and determines the type or types of awards to be made to each participant. Awards under the Metavante plan may include incentive stock options and non-statutory stock options, shares of restricted stock or restricted stock units, stock appreciation rights, performance stock and performance units. Under the Metavante plan, except as otherwise provided in an award agreement, if the participant’s employment is terminated by us other than for cause within two years after our change in control, all outstanding awards become immediately vested, except that performance based awards will vest at target levels.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with FIS	Age

Frank R. Martire	President and Chief Executive Officer	63
Michael D. Hayford	Corporate Executive Vice President, Chief Financial Officer	51
Gary A. Norcross	Corporate Executive Vice President, Chief Operating Officer	45
Brent B. Bickett	Corporate Executive Vice President, Corporate Finance	46
Michael L. Gravelle	Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary	49
Michael P. Oates	Corporate Executive Vice President, Chief Human Resources Officer	51
James W. Woodall	Senior Vice President, Chief Accounting Officer and Controller	41

Michael D. Hayford is the Corporate Executive Vice President, Chief Financial Officer of FIS. Mr. Hayford joined FIS with the acquisition of Metavante Technologies, Inc. He served as Chief Operating Officer of Metavante Technologies, Inc. from 2006 to October 2009, as its President from November 2008 to October 2009, as its Chief Financial Officer and Treasurer from May 2001 to July 2007, as its Senior Executive Vice President from September 2004 to November 2008. Mr. Hayford is a director of the University of Wisconsin — La Crosse Foundation and West Bend Mutual Insurance.

Gary A. Norcross has served as Corporate Executive Vice President, Chief Operating Officer of FIS since October 2009 and served as President and Chief Operating Officer, Transaction Processing Services of FIS from November 2007 to September 2009. Prior to that, he served as Executive Vice President, Integrated Financial Solutions of FIS beginning in February 2006. Prior to that, he held the position of Senior Vice President of Integrated Financial Solutions of FIS since June 1996. He served FIS in various capacities since May 1988.

Brent B. Bickett has served as Corporate Executive Vice President, Corporate Finance of FIS since March 2010. He previously served as Corporate Executive Vice President, Strategic Planning of FIS from October 2009 to March 2010 and Executive Vice President, Strategic Planning of FIS from February 2006 to September 2009. Mr. Bickett joined FNF in January 1999, where he currently serves as Executive Vice President, Corporate Finance. Prior to joining FNF, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns and Co. Inc. from August 1990 until January 1999.

Michael L. Gravelle has served as Corporate Executive Vice President, Chief Legal Officer, and Corporate Secretary of FIS since January 2010 and served as Corporate Executive Vice President, Legal of FIS since October 2009. Prior to that Mr. Gravelle served as Executive Vice President, Legal of FIS beginning in June 2006 and served as Senior Vice President and General Counsel of FIS from February 2006 until May 2006. Prior to that, beginning in 2003, he served as Senior Vice President, General Counsel and Secretary of FIS. Mr. Gravelle joined FIS from Alltel Information Services, Inc., which he joined in 1993 and where he had served as Senior Vice President, General Counsel and Secretary since 2000. Mr. Gravelle also serves as Executive Vice President, General Counsel and Corporate Secretary of FNF.

Michael P. Oates has served as Corporate Executive Vice President, Chief Human Resources Officer of FIS since October 2009 and Executive Vice President, Human Resources of FIS from February 2008 to September 2009. Prior to that, he held the position of Senior Vice President, Human Resources of FIS since September 2007. Prior to joining FIS, Mr. Oates had served as Vice President of Human Resources for Florida Rock Industries, Inc. since September 2004. Mr. Oates served as Director of Labor Relations for CSX Corp. from August 2003 to September 2004. Prior to joining CSX, Mr. Oates was a partner with Hunton & Williams L.L.P., where he had been for more than 13 years.

James W. Woodall has served as Senior Vice President, Chief Accounting Officer and Controller of FIS since July 2008. Mr. Woodall previously served as Vice President, Finance of Eclipsys beginning in 2007. Prior to

Eclipsys, Mr. Woodall was the Executive Director — Assistant Controller of Bellsouth Corporation from 2005 to 2007, Director of Customer Markets Finance of Bellsouth from 2004 to 2005, and Director of Technical Accounting of Bellsouth from 2001 to 2004. Prior to joining Bellsouth, Mr. Woodall was with PricewaterhouseCoopers LLP beginning in 1992.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE
AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In this compensation discussion and analysis, we provide an overview of our named executive officers 2010 compensation, including the objectives of our compensation programs and the principles upon which our compensation program and decisions were based. In 2010, our named executive officers were:

•	William P. Foley, II, our Executive Chairman

•	Frank R. Martire, our President and Chief Executive Officer

•	Michael D. Hayford, our Corporate Executive Vice President and Chief Financial Officer

•	Gary A. Norcross, our Corporate Executive Vice President and Chief Operating Officer and

•	Brent B. Bickett, our Corporate Executive Vice President, Corporate Finance.

Effective February 8, 2011, Mr. Foley changed his position from Executive Chairman to Chairman of the Board, which is a non-executive position. Termination of Mr. Foley’s employment agreement and other changes to his compensation relating to this change in position are discussed below.

Executive Summary

Company Overview

We are the world’s largest provider dedicated to banking and payments technologies. With a long history deeply rooted in the financial services sector, we serve more than 14,000 institutions in over 100 countries. Headquartered in Jacksonville, Florida, we employ more than 32,000 people worldwide and hold leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. We are a member of Standard & Poor’s 500® Index and consistently hold a leading ranking in the annual FinTech 100 list.

We are proud to have achieved the financial targets we outlined for 2010. Revenue, earnings per share and free cash flow in 2010 all exceeded our expectations. Our strong financial performance in 2010 follows our significant growth over the past four years. As reported in our Annual Report on Form 10-K for the year ended December 31, 2010, our revenue and operating income for 2010 and the prior four years are as follows (in millions):

	2010	2009	2008	2007	2006

Revenue	$5,270	$3,711	$3,360	$2,821	$2,364
Operating Income	$801	$286	$336	$275	$187

Our strong financial performance has resulted in significant value creation for our shareholders. In 2010 alone, our enterprise value (defined as market capitalization plus total debt minus total cash) increased by approximately $1.5 billion. During the two-year period ending December 31, 2010, we achieved a cumulative total return of 71.3%, compared with 45.5% for the S&P 500 Index and 37.2% for the S&P 500 Supercap Data Processing & Outsourced Services Index (“the peer group”). Our five-year cumulative total return for the period ended December 31, 2010 is 36.0% compared with a 12.0% return for the S&P 500 Index and a 10.5% return for the peer group. These percentages assume that all dividends, as well as the value of LPS common stock received by our shareholders in July 2008, were reinvested in our common stock.

In addition to achieving strong shareholder returns on the value of our common stock, in 2010 we returned $2.5 billion in cash to our shareholders through a tender offer. Pursuant to the tender offer we purchased 86.2 million shares of our common stock, including 6.4 million shares underlying previously unexercised stock options, for an aggregate purchase price of $2.5 billion.

2010 Compensation Review

We structured our compensation programs in 2009 and 2010 with a particular focus on (i) achieving our business and financial objectives related to our merger with Metavante in October 2009, and (ii) responding to the difficult economic environment in which we and our customers operated in 2009 and 2010. These factors combined to make generation of new contract sales, growth in revenue and cost reduction, and the resulting growth in our operating income, particularly important and challenging.

The Metavante merger was a large, complex transaction that required integration of each company’s management teams and shared control following the merger. The Metavante merger also occurred against the backdrop of the global financial crisis in 2009, which had a particular effect on financial institutions. Accordingly, in August 2009, we established a broad-based extraordinary synergy cost savings incentive program. The program was intended to motivate and reward participants for their efforts toward achieving a targeted goal of $260 million in annualized synergy cost savings relating to the merger. For purposes of the incentives and as used in this proxy statement, the term “synergy cost savings” means the annualized expense savings from specific actions taken by management to produce real cost savings relating to the Metavante merger. Examples of cost saving actions include reductions in personnel, reductions in compensation and benefits, avoidance of future costs, elimination of redundant capital expenditures, reductions in marketing and travel costs, the combination of departments or cost centers, the implementation of more efficient processes and other cost savings relating to the combination of the two companies.

The Metavante synergy cost savings program was the cornerstone in our plan to capitalize on synergy opportunities presented by the Metavante merger. In formulating the terms of the program in 2009, we believed that it was in the company’s best interest to adopt a synergy incentive program that provided substantial cash rewards to our executive officers if they acted rapidly to take actions necessary to achieve exceptional synergy costs savings following the Metavante merger. Two principal factors guided our decision.

First, when we adopted the synergy incentive program in 2009, we wanted the program to be robust enough to ensure that synergy opportunities arising from the merger would be realized following the combination of two distinct businesses and management teams, which can make cost reductions especially challenging. In the Metavante merger, which was the largest merger in our history, the cultures, business processes, systems, offices, teams, and customer products and services of our company and Metavante were combined. The complexities of combining two companies in a difficult economic environment while minimizing any adverse client impact and distraction in the market made the merger synergy incentives critically important, not only to the success of the Metavante merger, but to our continued ability to improve earnings.

Second, the synergy incentive program was adopted against the backdrop of the global financial crisis in 2009, when our financial sector clients were facing distress and reducing their spending on information technology and other products and services. In adopting the program, we believed that achieving revenue growth in this economic environment would be challenging and that cost cutting would be particularly important to achieve gains in operating income and margin. We considered that the returns to our shareholders may be jeopardized if the synergy opportunities presented by the Metavante merger were not timely realized. Accordingly, we believed that a strong synergy incentive program was necessary to successfully realize the benefits of the Metavante merger in a difficult economic environment.

The completion of actions necessary to achieve synergy cost savings in excess of our targeted goal of $260 million has provided us with measurable and continuing financial benefits. Actions taken by management to drive synergy cost savings contributed to our realization of $801.1 million in operating income for the full year

2010, compared to $285.6 million for 2009. Our strong operating income following the Metavante merger had near term pay off by enabling us to borrow funds necessary for us to repurchase $2.5 billion of our common stock in August 2010. Over the long term, we believe that improvements to operating income, reduced capital expenditures and resulting lower depreciation and amortization arising from the synergy incentive program will contribute to long-term value by driving additional earnings and cash flow for FIS.

The synergy cost savings incentive program was structured to run through 2011, which we anticipated to be the period that would be needed to complete the actions necessary to achieve our cost savings goals. Because our executive management team took action so quickly, compensation that we anticipated might be earned over 2010 and 2011 was earned in 2010. Because we achieved our goals well before the planned December 2011 end to the incentive program, we capped and terminated the program effective December 31, 2010. The termination of the program capped the amount of incentive payments available under the program to our named executive officers, although we continue to take actions to identify additional synergy costs savings related to the Metavante merger.

In early 2010, in what we believed would be a challenging economic environment, we structured our 2010 annual cash incentive plan to focus our executive management team on revenue growth and increasing market share. Accordingly, one of the target performance measurements we used, which we refer to as “new sales contract value,” is based on the amount of new sales from contracts entered into with customers. We included this performance measurement to encourage and reward the sale of new products and services to our existing customers and the gaining of new customers, which are essential to sustained revenue and earnings growth over the long term.

Later, in July 2010, we structured our equity incentive grants in response to our tender offer to repurchase $2.5 billion of our common stock in August 2010. The tender offer involved a recapitalization of our debt, including incremental borrowings. Because we believed that our success in supporting the increased debt level would be dependent on our ability to generate sufficient levels of operating income, in July 2010 we granted to our named executive officers restricted stock tied to achievement of 2010 adjusted operating income. At the same time, we adopted a new program where our named executive officers may earn performance shares annually over a three-year period if we achieve target levels of adjusted operating income in 2010, 2011 and 2012. We view these measures as important factors supporting our debt recapitalization in 2010.

Our named executive officers’ pay in 2010, with payments under our annual incentive and synergy cost savings plans earned above target levels and over a shorter period than expected, reflects the success of our named executive officers in achieving our cost savings and sales generating objectives. The realization of these objectives in 2010 enabled us to deliver on our financial commitments and contributed to value creation for our shareholders.

Stemming from the success of the integration of Metavante, and the related synergy costs savings, we announced that Mr. Foley changed his position with us from Executive Chairman to Chairman of the Board, which is a non-executive position, effective February 8, 2011. In connection with the change in position, our employment agreement with Mr. Foley, which provided for a September 30, 2012 expiration date, was terminated. Mr. Foley will not receive a base salary, nor will he participate in any annual bonus plan, after the effective date of this change. He will receive an annual Chairman fee of $500,000 payable in quarterly installments. Mr. Foley may also participate in future cash or equity incentive plans at the discretion of the Compensation Committee.

Our Compensation Programs Support Our Company and Our Business Objectives

We believe that our executive compensation programs are structured in a manner that will drive continued growth and successful execution of our business objectives. Our executive compensation approach is designed to:

•	Benchmark our performance incentive programs as the key drivers of the compensation levels of our named executive officers. These performance programs are substantially tied into our key business objectives and are aligned with the interests of our shareholders.

•	Attract, motivate, and retain a highly qualified and effective global management team to deliver superior performance that builds shareholder value over the long term. Retaining key executives was especially important during the critical post-merger integration period.

•	Reward the achievement of strategic, financial and leadership objectives that improve our overall corporate performance and the profitability of specific business units.

•	Recognize our executives’ leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements.

For 2010, our corporate performance measures were designed to incent our named executive officers to take actions necessary to achieve synergy cost savings related to our merger with Metavante and generate growth in revenue, new sales contract value, EBITDA, and free cash flow. These performance measures are key components of our overall business plan and are highly transparent, objectively determinable and discussed extensively with our board of directors.

We firmly believe our achievements in 2010 reflect the soundness of our compensation program and validate our approach to providing a simple, understandable, and direct link between our performance as a company and the compensation our named executive officers earn. We recognize, however, the need to remain flexible in our approach to compensation and to ensure that our compensation programs are aligned with the interests of our shareholders. Key aspects of those initiatives are provided below:

•	Our officers took action to achieve our goals of cost savings under the Metavante synergy incentive program faster than we had anticipated when establishing the program in 2009. Because our officers took action to achieve our goals well before the planned December 2011 end to the synergy program, more of the incentives earned under the program were paid in 2010 than we had anticipated when we established the program. Following confirmation by a third party consulting firm of final 2010 results under the Metavante synergy incentive program, our compensation committee ended the program, recognizing that the goals of the program had been substantially achieved and the plan participants had been fairly compensated for their extraordinary efforts.

•	We further emphasized performance-based compensation by granting new performance share awards, which vest only if pre-established adjusted operating income goals are achieved.

•	We also enacted a compensation recoupment policy (often referred to as a “clawback” policy) in the fourth quarter of 2010 under which incentive compensation will be recouped to the extent it is paid based on inflated financial results that are later restated.

•	Finally, we want our compensation programs to be transparent. To that end, we have endeavored to provide in this “Compensation Discussion and Analysis” a clear and direct explanation of our compensation program, including full disclosure of the performance goals under each of our performance-based incentive programs, actual results relative to those goals, our method of determining the goals and actual results, and our rationale for providing the material elements of our named executive officers’ compensation.

Significant Long-Term Stock Ownership Creates a Strong Tie to Our Shareholders

Our named executive officers maintain significant long-term investments in our company. Collectively, as reported in the table Security Ownership of Management beginning on page 14, they own 1,951,258 shares of our common stock and options to acquire an additional 10,262,215 shares of common stock. The fact that our executives hold such a large investment in our shares is part of our company culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our other shareholders.

We established formal stock ownership guidelines on March 14, 2006 for all corporate officers, including the named executive officers, and members of our board, to encourage these individuals to hold a multiple of their base salary (or annual retainer) in our common stock. In 2009, we revised the guidelines to increase the stock ownership requirements from five times base salary to ten times base salary for our Executive Chairman, from five times base salary to seven times base salary for our Chief Executive Officer and President and from two times base salary to five times base salary for our Chief Financial Officer and Chief Operating Officer. The guidelines call for the executive to reach the ownership multiple within five years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Executive Chairman	10 × base salary
CEO and President	7 × base salary
Chief Operating Officer	5 × base salary
Chief Financial Officer;	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers and each of our non-employee directors met the stock ownership guidelines as of December 31, 2010. The compensation committee may consider the guidelines and the executive’s satisfaction of such guidelines in determining executive compensation.

Compensation Governance

The Compensation Committee of the Board of Directors takes a proactive role in governance. One member of the Compensation Committee, Mr. Neary, is a representative from our largest shareholder, and he provides a perspective which represents the interests of a large investor. We continually review our compensation program and make adjustments that we think are in the best interests of the company and our shareholders. As part of this process, we review compensation trends and consider what is thought to be current best practice, with the goal of improving our approach to executive compensation. Some of the improvements made and recent actions taken include the following:

•	adopting a policy to “clawback” any overpayments of incentive-based or stock-based compensation that were attributable to restated financial results;

•	capping the incentive under the Metavante synergy incentive program;

•	eliminating any tax gross-ups for compensation paid due to a change in control and eliminating the modified single trigger severance payment arrangements related to a change in control (these eliminations were agreed to by executives voluntarily);

•	eliminating executive pension (SERP) benefits and company paid deferred compensation provided prior to the merger to executives employed by Metavante;

•	significantly increasing the executive stock ownership multiples — for example, we increased the multiples from five times base salary to ten times base salary for our Executive Chairman and seven times base salary for our Chief Executive Officer and President;

•	including performance-based vesting conditions in grants of restricted stock;

•	granting performance shares in 2010, with vesting contingent upon attainment of pre-established, three-year adjusted operating income goals;

•	requiring that any dividends on restricted stock be subject to the same underlying vesting requirements applicable to the restricted stock — that is, no payment of dividends until the restricted stock vests;

•	including stock retention requirements in restricted stock and performance share awards to require that half of the shares of restricted stock or performance shares that vest be held for a period of six months;

•	using a shorter expiration period for our stock options: we use a seven year expiration period rather than a ten year expiration period;

•	adopting a practice that annual grants of stock options and restricted stock will utilize a vesting schedule of not less than three years;

•	appointing an independent lead director to help manage the affairs of our board of directors relative to the public;

•	completing a “risk assessment,” as required under the rules of the SEC;

•	using an independent compensation consultant who reports solely to the compensation committee, and who does not provide services other than executive compensation consulting to our company; and

•	amending our bylaws to provide for majority voting in non-contested director elections, and adopting a related majority voting policy.

Other compensation-related practices observed by the Company include the following:

•	our employment agreements with the named executive officers do not contain multi-year guarantees for salary increases, non-performance based bonuses or guaranteed equity compensation;

•	we do not provide income tax reimbursements on executive perquisites or other payments;

•	all of our cash and equity incentive plans are capped at maximum levels; and

•	the change in control provisions in our compensation plans trigger upon consummation of mergers, consolidations and other corporate transactions, not upon shareholder approval or other pre-consummation events.

Components of Total Compensation and Pay Mix

We compensate our executives primarily through a mix of base salary, annual cash incentives, and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers. Some executive officers, including our named executive officers, also enjoy limited additional benefits. The compensation earned by our named executive officers in 2010 consisted of the following:

Compensation Component	Purpose of the Compensation Component

Salary	Salary provides a level of assured, regularly-paid, cash compensation that is competitive and reasonable. For named executive officers, it represents less than 10% of total compensation.
Annual Cash Incentive	Annual cash incentives motivate our employees to work towards improving our performance for the fiscal year and help attract and retain key employees.
Performance-Based Restricted Stock	Performance-based restricted stock helps to tie our named executive officers’ long-term financial interests to our company’s operating income performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market competitive position for total compensation.
Performance Shares	Performance shares help to tie named executive officers’ long-term financial interests to our company’s operating income performance and to the long-term financial interests of shareholders, as well as to retain key executives because they must be employed by us at the time the shares are earned and maintain a market competitive position for total compensation.
Stock Options	Stock options are worth nothing unless our stock price rises after the grant. Our stock price must rise after the grant by about 30% to reach the executive’s target compensation level.

Compensation Component	Purpose of the Compensation Component

One-Time Long-Term Merger Synergy Cost Savings Incentive	In 2009 through 2010, this one-time, long-term cash incentive focused participants on taking actions to reach $260 million in synergy cost savings. Merger-related actions taken under the program through December 31, 2010 resulted in aggregate synergy cost savings that exceed our targeted cost savings goals. We terminated the program effective December 31, 2010.
One-Time Merger Performance and Retention Incentives	The former Metavante board of directors and our board of directors believed that this incentive would help ensure that we retained Messrs. Martire and Hayford for the critical post-merger integration period and secure their long-term commitment to the new company and their purchase or lease a residential property near our company’s headquarters.
Benefits & Other	Our named executive officers’ benefits result primarily from company-wide employee benefit programs. Named executive officers may also be provided with travel on the company aircraft for security reasons. For named executive officers, all benefits and perquisites represent less than 2% of total compensation.

As illustrated in the table below, a significant portion of each named executive officer’s total compensation is based on performance-based cash and stock incentives that are tied to our financial performance. The following table shows the allocation of 2010 Total Compensation reported in the Summary Compensation Table among the various components:

			Performance			Long-Term	Benefits &
		Cash	Restricted	Performance	Stock	Synergy	Other	Total
	Salary	Incentive	Stock	Shares	Options	Incentive	Comp.	Compensation

William P. Foley II	2.0%	11.1%	12.4%	6.2%	11.6%	55.6%	1.1%	100.0%
Frank R. Martire	3.9%	25.9%	20.1%	10.0%	18.7%	20.8%	0.6%	100.0%
Michael D. Hayford	3.9%	27.7%	19.8%	9.9%	18.4%	19.9%	0.4%	100.0%
Gary A. Norcross	4.5%	13.2%	21.8%	11.4%	20.5%	27.7%	0.9%	100.0%
Brent B. Bickett	8.5%	20.2%	28.5%	14.3%	26.6%	0.0%	1.9%	100.0%

The allocation (pay mix) of our named executive officers’ compensation among the various compensation elements has generally been consistent from year to year. We have, however, changed the pay mix when appropriate for business reasons. Examples of changes to the pay mix include the synergy incentive plan we established in connection with the merger with Metavante in 2009 and the performance share awards we granted in 2010 to further focus our named executive officers on improving operating income over a forward looking three year period in response to our debt recapitalization in 2010. This allocation is not formulaic. Instead, it reflects our compensation committee’s business judgment regarding the best allocation of compensation based on a number of objective and subjective factors, including how other companies allocate compensation based on the marketplace data provided by our compensation committee’s consultant, Strategic Compensation Group, an assessment of each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

Base Salary, Annual Cash Incentive, and Equity-Based Incentives

We believe that emphasizing at-risk, performance compensation, when coupled with the stock retention requirements we impose on shares of restricted stock and performance shares after vesting, and our significant stock ownership by executives, aligns our executives’ interests with the interests of our shareholders.

Base Salary

Although the emphasis of our compensation program is on performance-based, at-risk pay, we provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly-paid, cash compensation that is competitive and reasonable. Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in the named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by Strategic Compensation Group, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

Mr. Foley had the same base salary of $550,000 in 2009 and 2010. Effective with Mr. Foley’s change in position to Chairman of the Board effective February 8, 2011, he will no longer receive his annual base salary and instead will receive an annual Chairman fee of $500,000. Messrs. Martire’s and Hayford’s 2010 annual salaries were $1,000,000 and $625,000, respectively, which were unchanged from their post-merger levels in 2009. Mr. Norcross’ annual salary in 2010 was increased from $628,000 to $700,000 to bring his base salary within the 50th percentile of peer compensation data provided by Strategic Compensation Group. Mr. Bickett had a base salary of $337,500 in 2009, and his salary was raised to $368,500 in 2010 to bring his base salary within the 50th percentile of peer compensation data provided by Strategic Compensation Group.

Annual Performance-Based Cash Incentive

We generally award annual cash incentives based upon the achievement of pre-defined business and financial objectives that are specified in the first quarter of the year. The annual incentive program plays an important role in our approach to total compensation. It motivates employee/participants to work hard and proficiently toward improving the company’s performance for a fiscal year, and it requires that we achieve defined annual financial performance goals before participants become eligible for an incentive payout. We believe that achieving our annual business and financial objectives are important to executing our business strategy, strengthening our products and services, improving customer satisfaction and gaining new customers and delivering long term value to shareholders. In addition, the incentive program helps to attract and retain a highly qualified workforce and to maintain a market competitive compensation program.

In the first quarter of each fiscal year, the Committee approves the fiscal year performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance. No annual incentive payments are payable to a named executive officer if the pre-established, minimum performance levels are not met, and payments are capped at the maximum performance payout level. In addition, the financial performance measures under the plan, other than new sales contract value, are derived from our annual financial statements (Form 10-K), which are subject to an audit by our independent registered public accounting firm, KPMG LLP.

2010 Performance Goals and Results:  For the named executive officers, the four performance measures for 2010 were revenue, new sales contract value, EBITDA, and free cash flow. These performance measures were based on overall corporate performance. The four performance measures are the most important measures in evaluating the 2010 financial performance of our business, and can have a significant impact on long-term stock price and the investing community’s expectations. The four measures, when combined with the strong focus on long-term shareholder return created by our equity-based incentives and significant stock ownership by the named executive officers, also provide a degree of checks and balances that requires our named executive officers to consider both short-term and long-term performance. All four measures are based on figures communicated to the investment community and serve as the basis for investor expectations and movements in our stock price. Consequently, the annual incentive performance targets are synchronized with shareholder expectations, desired increase in our stock price, our long-term financial plan, and our board of directors’ expectations. We intend for the incentive plan to be simple, reasonable and transparent, and to align with the interests of our shareholders.

Performance Measure	Definition	Reason for Use

Revenue	Based on GAAP revenue as reported in the Annual Report on Form 10-K, adjusted for the impact of purchase accounting.	Revenue is an important measure of the growth of our company, our ability to satisfy our customers and to gain new customers, and the effectiveness of our product and services. The global financial crisis, and its impact on many of our financial sector clients in 2009 and 2010, created a challenging market for maintaining and generating new revenues, and accordingly we wanted to focus our executives on this measure. Revenue is widely followed by shareholders.
New Sales Contract Value	Based on new sales from contracts entered into with customers by aggregating all monthly charges and one time charges under the contract. This measure is tracked by our EMS customer contract system.	New sales contract value is a predictor of future revenue growth. It rewards management for success at selling new products and services to our customers and gaining new customers. In light of the global financial crisis and its affect on many of our financial sector clients, which we anticipated would cause them to reduce spending on products from external service providers like us, we needed to incent revenue growth. We believe this performance measure is a tangible indication of how well our executives’ immediate efforts will grow revenue in future years. This performance measure helps build long-term value since revenue will be received on a new contract over several years.
Earnings Before Interest, Taxes Depreciation, & Amortization (EBITDA)	Based on GAAP net income from continuing operations plus adding back interest expense, interest income, tax expense, depreciation and amortization expense, other non-operating expense, equity in earnings of unconsolidated subsidiaries, and minority interest expense.	EBITDA reflects our operating strength and efficiency. It also reflects our ability to convert our revenue into a profit for the shareholders. EBITDA is a common basis for enterprise valuation by investment analysts and is widely followed by shareholders.
Free Cash Flow	Based on GAAP operating cash flow less annual capital expenditures and working capital adjustments.	Free cash flow measures our ability to generate cash for future reinvestment in our business, pay down debt and efficiently manage our balance sheet assets and liabilities. Free cash flow is widely followed by shareholders.

As applicable, we adjust the revenue, new sales contract value, EBITDA, and free cash flow targets to eliminate certain financial impacts of new accounting pronouncements, restructuring expense, mergers, including non-recurring deal-related costs, acquisitions, and divestitures (including restructuring and integration charges, the impact of purchase accounting on deferred revenue, impairment charges, and transaction costs). We also adjust the performance targets to eliminate non-budgeted discontinued operations and the impact of changes in foreign currency from budgeted rates and current period acquisitions. We make these adjustments because we do not think our named executive officers’ compensation should be impacted by events that do not reflect the underlying operating performance of the business. In 2010, we made the following adjustments to the revenue, new sales contract value, EBITDA, and free cash flow targets:

	Original	Discontinued	Recapitalization		Adjusted
	Target	Operations	Costs	Acquisitions	Target

Revenue	$5,153.0	$(58.2)		$23.4	$5,118.2
New Sales Contract	$1,740.0				$1,740.0
EBITDA	$1,637.0	$(6.0)		$(0.7)	$1,630.3
Free Cash Flow	$775.0		$(21.4)		$753.6

We provide the annual incentives to our named executive officers under an incentive plan that is designed to allow the annual incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Internal Revenue Code.

No annual incentive payments are payable to a named executive officer if the pre-established, threshold performance levels are not met. If the target level performance goals are attained, the named executive officers would earn an annual incentive equal to their annual incentive target opportunity set forth in the next section and in the Grants of Plan-Based Awards table under the column Estimated Future Payouts Under Non-Equity Incentive Plan Awards. If the threshold performance goal is attained, 50% of the target opportunity would be earned, and if maximum performance goal is attained, 200% of the target opportunity would be earned for Messrs. Martire, Hayford, Norcross and Bickett and 300% of the target opportunity would be earned for Mr. Foley. For performance between the threshold and maximum level goals, the percentage of the target award earned would be interpolated. Payments are capped at the maximum performance payout level. The table below lists the performance goals and results for 2010.

		Performance Goal (millions)			2010	Payout
	Weight	Threshold	Target	Maximum	Result	Factor

Revenue	20%	$5,067.0	$5,118.2	$5,169.4	$5,179.0	40.0%
New Sales	20%	$1,661.0	$1,740.0	$1,819.0	$1,818.0	39.7%
EBITDA	40%	$1,589.5	$1,630.3	$1,671.1	$1,628.0	38.9%
Free Cash Flow	20%	$728.7	$753.6	$778.5	$790.0	40.0%
				Combined Payout Factor		158.6%

Threshold performance levels were established to challenge our named executive officers and, at the same time, provide reasonable opportunities for achievement. Maximum performance levels were established to limit annual incentive awards — to avoid paying excessive cash incentive amounts — while encouraging performance beyond the target levels.

We believe that the performance measures used for our annual incentives, together with the equity-based incentives and high stock ownership by the named executive officers, provide a high level of objectivity and transparency and a good balance that focuses our named executive officers on achieving short-term goals while not encouraging behavior that could be detrimental to sustainable, long-term value. When establishing the performance measures and goals for the annual incentive awards, management and our compensation committee considered the following key factors:

•	the 2010 performance targets as compared to the 2010 business plan;

•	the 2010 performance targets as compared to the 2009 performance targets and 2009 actual performance;

•	the 2010 performance targets as compared to guidance for our company and our competitors; and

•	2010 performance targets and the effect reaching those targets would have on our growth and margins.

Calculation of Incentive for 2010.  The table below lists our named executive officers and shows the ranges of possible payments under our annual incentive plan and the calculation of their 2010 incentive awards based on the 2010 performance results and combined payout factor shown in the table above. These threshold and maximum payout levels, as a percentage of the target award, were the same as was used in 2009.

				Combined
	2010 Incentive Range			Payout	2010 Incentive
Name	Threshold	Target	Max	Factor*	Earned

William P. Foley, II	$687,500	$1,375,000	$4,125,000	218.4%	$3,002,519
Frank R. Martire	$1,000,000	$2,000,000	$4,000,000	158.6%	$3,172,364
Michael D. Hayford	$468,750	$937,500	$1,875,000	158.6%	$1,487,046
Gary A. Norcross	$612,500	$1,225,000	$2,450,000	158.6%	$1,943,073
Brent B. Bickett	$276,375	$552,750	$1,105,500	158.6%	$876,762

*	Combined Payout Factor is from the chart of performance goals above and was adjusted for Mr. Foley to account for his maximum payout opportunity of 300% vs. 200% for other named executive officers.

The incentives earned by our named executive officers were approved by our compensation committee and are reflected in the summary compensation table under the heading Non-Equity Incentive Plan Compensation Earnings.

Clawback Policy.  In December 2010, our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. In addition to this policy, our annual incentive plan gives our compensation committee complete discretion to reduce or eliminate annual incentives that have not yet been paid.

Long-Term Equity Incentives

For 2010, our approach to long-term equity incentives had three elements: (1) the grant of performance-based restricted stock that vests and is earned based on the achievement of adjusted operating income performance and required years of service, (2) the grant of performance shares that vest and are earned based on the achievement of adjusted operating income performance and required years of service, and (3) stock options, which vest based on required years of service. The stock options do not have performance-based vesting schedules, but we consider them to be inherently performance-based since they do not have realizable value unless our stock price rises after grant. Our stock price would need to rise by about 30% above a stock option’s exercise price for the target level of compensation to be earned under a stock option. As discussed earlier, we use stock ownership guidelines to complement our long-term equity incentives, so executives maintain a strong link to the interests of shareholders and to the movements in our stock price. In 2010, we used our shareholder approved Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan and the amended and restated Metavante 2007 Equity Incentive Plan, which we assumed in the Metavante merger, for long-term incentive awards. We refer to these plans as our stock plans.

We selected adjusted operating income as the performance measure for the performance shares and performance restricted stock because the level of operating income we achieve is a significant factor in our ability to support debt incurred as part of our tender offer in August 2010. We also believe adjusted operating income reflects our operating strength and efficiency and has a significant impact on long-term stock price and the investing community’s expectations. For purposes of the long term equity incentives, adjusted operating income means our operating income determined in accordance with GAAP as reported in our financial statements, plus depreciation and amortization, merger and acquisition-related costs, asset impairment charges, costs associated with the leveraged recapitalization and tender offer announced by the Company on July 6, 2010, and excluding other non-GAAP adjustments.

In 2010 we allocated equity awards granted to our named executive officers among performance restricted stock, performance shares, and stock options. The factors considered by our compensation committee in determining equity awards included:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

•	the executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	the business environment and our business objectives and strategy;

•	the need to retain and motivate our executive officers;

•	corporate governance and regulatory factors related to executive compensation; and

•	marketplace compensation levels and practices.

Our compensation committee did not assign precise weights to the different factors described above in awarding specific levels of equity awards, and instead made a subjective decision based on the totality of the factors.

Performance Restricted Stock.  We intend for our performance restricted stock awards to:

•	tie named executive officers’ long-term financial interests to the company’s operating income performance and to the long-term financial interests of shareholders, further aligning the interests of executive officers with the interests of shareholders;

•	retain key executives through the vesting period; and

•	maintain a market competitive position for total compensation.

The 2010 restricted stock awards were granted in July of 2010 and vest based on meeting two conditions: (1) achievement of adjusted operating income (as defined above) of $1.550 billion for 2010 (with a starting point of July 1, 2010 using a base adjusted operating income for the period from January 1, 2010 to June 30, 2010 of $748.5 million), and (2) proportionate vesting each year over three years based on continued employment with us. Dividends are not paid on the restricted stock until the restricted stock vests. Also, we impose a post-vesting holding period requirement on the restricted shares held by our named executive officers, which requires that the named executive officer must hold 50% of the restricted shares that vest for a period of six months after the vesting date.

Performance Shares.  This is a new program where the named executive officers may earn shares of FIS stock annually over a three-year performance period if we achieve defined levels of adjusted operating income (as defined above) over the three-year period (2010 through 2012). This program was adopted in July of 2010 to focus our executive management team on generating operating income necessary to support debt incurred in connection with our tender in 2010. Shares will be earned only to the extent the adjusted operating income performance criteria are satisfied, and the named executive officer must remain employed by us through the date the performance shares are earned. We impose a post-vesting holding period requirement on the performance shares, which requires that the named executive officer must hold 50% of the performance shares that vest for a period of six months after the shares are earned and granted. Dividends are not paid on the performance shares. The program therefore serves to ensure that an executive’s pay under this program depends upon the extent to which we achieve our long-term financial objectives. The adjusted operating income goals for 2010 are shown in the table below. The vesting factor shown in the last column is the percentage of the 2010 portion of the performance shares that were earned.

Adjusted Operating Income (millions)

Year	Weight	Target	Maximum	Result	Vesting Factor

2010	33%	$1,596.0	$1,677.0	$1,628.0	69.75%

The three year adjusted operating income goals serve as the basis for investor expectations and movements in our stock price. The adjusted operating income goals are also synchronized with our long-term financial plan and are a significant factor in our ability to support debt incurred as part of our tender offer in 2010. To the extent earned, shares are issued after each year. No performance shares are earned for a particular year if target adjusted operating income is not attained for that year. If target adjusted operating income is attained in any year, the named executive officers would earn an award of performance shares equal to 50% of the performance shares available for vesting in that year. If the maximum adjusted operating income is attained in any year, the named executive officers would earn 100% of the performance shares available for vesting in that year. For performance between the target and maximum level goals, the percentage of performance shares vested would be interpolated. The number of performance shares earned is capped at the maximum performance level.

Of the total potential performance shares that may be earned for each named executive officer, one-third are available for vesting each calendar year 2010, 2011 and 2012 based on the level of operating income achieved in the calendar year within a range of a target and a maximum amount.

2010 Performance Shares

			2010 Vesting	2010 Shares
	Target	Maximum	Factor	Earned

William P. Foley II	20,062	40,123	69.75%	27,987
Frank R. Martire	30,864	61,729	69.75%	43,057
Michael D. Hayford	19,136	38,271	69.75%	26,695
Gary A. Norcross	21,193	42,387	69.75%	29,566
Brent Bickett	7,407	14,815	69.75%	10,333

Stock Options.  We intend for our stock option awards to:

•	enhance the link between creating shareholder value and long-term incentive compensation, because the executive realizes value from options only to the extent the value of our stock increases after the date of the option grant;

•	retain key executives through the three-year vesting period; and

•	maintain a market competitive position for total compensation.

The stock options were awarded with an exercise price equal to the fair market value of a share on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven year term. Many companies use a ten year term for their stock option grants, but our compensation committee determined that a shorter term was more fair and appropriate for our shareholders. We do not engage in or permit “backdating” or re-pricing of stock options, and our equity compensation plans prohibit these practices.

When we determine grant sizes, we attribute a target value to the options, based on the fair value of the options in accordance with GAAP. Our stock price must appreciate by about 30% over the option’s exercise price for the executive to earn the target compensation attributed to the options.

Further details concerning the equity-based awards made in 2010 to our named executive officers are provided in the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Year-End table and the related footnotes.

2009 — 2010 One-Time Compensation Elements In Support of the Metavante Merger

Metavante Merger Synergy Cost Savings Long-Term Incentive

In 2009, our compensation committee approved a long-term cash incentive program intended to encourage our executive management team to take actions between 2009 and 2011 necessary to achieve synergy cost savings in connection with the Metavante merger. The program was intended to motivate and reward participants for their efforts toward achieving a targeted goal of $260 million in annualized synergy cost savings relating to the merger. We believed that synergy cost savings would be critical to the success of the merger and to meeting shareholders’

and the investment community’s expectations related to the merger and to continued earnings growth following the merger. The Metavante merger was the largest merger in our history, and the complexities of combining two companies in a difficult economic environment while minimizing any adverse client impact and distraction in the market made the merger synergy incentives critically important, not only to the success of the Metavante merger, but to our continued ability to improve earnings.

When the program was adopted, the synergy cost savings were to be measured over a multi-year period, beginning July 1, 2009 and ending December 15, 2011. If earned, the incentives would be paid after each measurement period. The types of synergy costs savings for which incentives were paid under the program are described on page 19. The various cost savings initiatives were recorded and tracked in project plans developed by various corporate and operating units, which specify in detail the actions to be taken and the timing of those actions. We engaged a third party consulting firm to review the project plans, provide objective evaluation of the synergy costs savings to be realized upon execution, and validate the achievement of those actions when taken by examining supporting evidence and calculations. The third party consulting firm met regularly with the compensation committee in 2009 and 2010 to discuss its review and the validity of the synergy cost savings.

The compensation committee determined, and the third party consulting firm confirmed, that actions taken by management resulted in the $200 million initial threshold being met by December 31, 2009. For the initial period, synergy cost savings resulting from merger-related actions taken between January 1 and July 1, 2009 were considered, but they were capped at $80 million. After this initial measurement date, synergy cost savings were to be measured on a quarterly basis, on March 30, 2010, June 30, 2010, September 30, 2010, December 15, 2010, March 30, 2011, June 30, 2011, September 30, 2011 and December 15, 2011. The results for the relevant period were to be annualized and compared to the total cost savings goals to determine the amount earned for the period. The threshold cost savings goal, below which no incentive is earned, was $200 million. The target cost savings goal was $260 million. Between the threshold and target, incentive payments would be prorated. If synergy cost savings resulting from merger-related actions exceeded the $260 million target, 50% of the excess cost savings would be set aside in a pool to be allocated based on the ratio of the named executive officer’s target award to the total of all of the target awards.

If the synergy cost savings goals were achieved at the target level, the following synergy cost savings incentives would be earned by the named executive officers: Mr. Foley $7 million; Mr. Martire $2.5 million; Mr. Hayford $1.5 million; and Mr. Norcross $2 million. The target award amounts were selected by our compensation committee based on its judgment as to each named executive officer’s ability to affect the synergy cost savings. Mr. Bickett did not participate in the program because he was not expected to create significant synergies. If the synergy cost savings goals were achieved at the threshold level, half of the target amounts would be earned. The amount earned in each of the performance measurement periods was prorated. There is also a retention component to the awards, as participants were required to remain employed through the date of payment to receive a payment. Our compensation committee retained the right to reduce the incentive to be paid under the synergy program to an amount below the incentive otherwise earned pursuant to the terms of the program.

The amount of synergy cost savings achieved during each of the periods was reviewed and approved by our compensation committee and validated by a third party consulting firm. Our compensation committee could reduce the calculated amount of synergy cost savings if it were determined that such cost savings were not related to the merger.

Merger-related actions taken under the synergy plan through December 31, 2010 not only resulted in aggregate synergy cost savings exceeding our targeted synergy cost savings goal of $260 million, but also resulted in achievement of synergy cost savings much more quickly than we anticipated. The merger synergy cost savings incentive program was structured to run through 2011, which we anticipated to be the period that would be needed to take actions necessary to achieve our targeted cost savings goals. By achieving the synergy cost savings goals so quickly, compensation that we anticipated might be earned over two years, 2010 and 2011, was earned in 2010. In light of this accelerated achievement of the synergy cost savings, in December 2010, our compensation committee instituted a cap on the synergy cost savings and terminated the program one year ahead of schedule. Our compensation committee believes that the synergy cost savings were a key element to the success of the Metavante merger and improved earnings performance in a challenging economic environment where revenue growth was particularly challenging. Synergy cost savings incentives earned by our named executive officers for 2010 can be found in the Summary Compensation Table in the column Non-Equity Incentive Plan Compensation.

Merger Performance & Retention Awards

On March 31, 2009, on the same date that we entered into a merger agreement with Metavante, Messrs. Martire and Hayford entered into merger retention letter agreements. The agreements provided that Messrs. Martire and Hayford would be eligible for a cash bonus incentive, if all of the following requirements were met:

•	all the requirements provided for under the merger agreement between Metavante and us were achieved and the closing of the merger was completed;

•	Messrs. Martire and Hayford remained employed with us for a period of seven months after the closing date of the Metavante merger;

•	Messrs. Martire and Hayford executed a release related to any rights that they had under their employment agreements with Metavante. These agreements provided that Messrs. Martire and Hayford were eligible for aggregate benefits of approximately $7.3 million and $5.6 million, respectively, if, after a change of control of Metavante, the executive officer voluntarily terminated employment for “good reason” or was involuntarily terminated without “cause,” as defined in those agreements; and

•	Messrs. Martire and Hayford made a substantial commitment to our future by purchasing or entering into an annual lease to rent a residential property near the location of the new corporate headquarters.

These agreements provided that Messrs. Martire and Hayford would be eligible to receive a cash incentive bonus in the amount of $3.5 million and $3.0 million, respectively.

Both our board of directors and the Metavante board of directors agreed that retaining Mr. Martire as our CEO and President and Mr. Hayford as our Chief Financial Officer was very important to the success of the merger. The purpose of the cash bonus incentive was to (a) encourage Messrs. Martire and Hayford to remain employed with the post-merger company and ensure that they lead the post-merger company through the critical period of successfully combining the two multi-billion dollar, global entities, and (b) secure the long-term commitment of these two executives to live near our headquarters. These letter agreements were designed to have a strong retention element, impose a substantial commitment from these executives during the critical merger period, and require a home purchase or lease near Jacksonville, Florida.

Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $16,500 in 2010). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Participants may direct the trustee to invest funds in any investment option available under the plan.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plan

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan, which we amended and restated effective January 1, 2009. Participants may elect to defer up to 75% of their base salary, bonuses and/or commissions on a pre-tax basis. None of the named executive officers elected to defer 2010 compensation into the plan. A description of the plan and information regarding the named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We also sponsor an Employee Stock Purchase Plan, or ESPP, which provides a program through which our executives and employees can purchase shares of our common stock on an after-tax basis through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to one-third of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is one-half of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. Our shareholders approved the ESPP at our 2006 annual meeting.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Other Benefits

We provide few special benefits to our named executive officers. In general, the benefits provided are intended to help them be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2010, our named executive officers also received personal use of the corporate airplanes and Messrs. Foley and Bickett received assistance with financial planning. Messrs. Martire and Hayford also received relocation benefits. Our compensation committee regularly reviews the perquisites provided to our named executive officers. Further detail regarding executive perquisites in 2010 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate our executives to perform at a high level and reward outstanding achievement, our compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our named executive officers, including base salaries and annual and long-term incentive amounts, our compensation committee considers a number of qualitative and quantitative factors it deems important, including:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

•	our financial performance in the prior year;

•	the executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	the business environment and our business objectives and strategy;

•	the need to retain and motivate our executive officers;

•	corporate governance and regulatory factors related to executive compensation; and

•	marketplace compensation levels and practices.

In evaluating the compensation of our Chief Executive Officer’s direct reports, our compensation committee also considers the Chief Executive Officer’s recommendations to the committee. This includes the compensation of the other named executive officers, based on his review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Our Chief Executive Officer does not make a recommendation to the compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. The compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

To support its review of our executive compensation and benefit programs for 2010, the compensation committee engaged Strategic Compensation Group, an independent compensation consultant, to conduct a marketplace review of the compensation we pay to our executive officers. The compensation committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from the equity incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. The marketplace compensation data provided a point of reference for our compensation committee, but our compensation committee ultimately made compensation decisions based on all of the factors described above.

Strategic Compensation Group worked with our compensation committee in determining the marketplace compensation surveys that would be included in the marketplace compensation data. Strategic Compensation Group used three marketplace data sources: (1) a general executive compensation survey prepared by Towers Perrin, which contained data on over 400 companies; (2) a general executive compensation survey of over 3,000 companies with a specific focus on about 70 companies with revenues of between $4 billion and $8 billion, and (3) compensation information for the following group of 17 companies, which were selected because of their revenues, nature and complexity of operations, including international focus, and because they compete with us for business and executive talent. Also, these companies were selected because they fell within a revenue range that our compensation committee thought was comparable, and they were generally in the software and services industry. The group consisted of:

• Adobe Systems, Inc.	• Intuit Inc.
• Affiliated Computer Services, Inc.	• MasterCard Incorporated
• Automatic Data Processing, Inc.	• SAIC, Inc.
• CA, Inc.	• SunGard Data Systems Inc.
• Cognizant Technology	• Symantec Corporation
• Discover Financial Services, Inc.	• The Western Union Company
• eBay, Inc.	• Total System Services, Inc. and
• First Data Corporation	• Visa, Inc.
• Fiserv, Inc.

The revenue of these companies ranged from $1.9 billion to $10 billion, with a median revenue of $5.5 billion.

The peer group information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers; however, effective February 8, 2011, Mr. Foley’s employment agreement was terminated in connection with his change of position from Executive Chairman to the non-executive position of Chairman of the Board. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our compensation committee is responsible for reviewing, approving and monitoring the compensation programs for our named executive officers, as well as our other officers. Our compensation committee is also responsible for administering our annual incentive plan and stock incentive plan and approving individual grants and awards under those plans for our executive officers.

To further the objectives of our compensation program, our compensation committee engaged Strategic Compensation Group, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. In addition, the consultant is engaged to propose compensation amounts with alternatives for the committee to consider. Strategic Compensation Group provided our compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. Our compensation committee did not limit the consultant’s discretion in selecting the surveys and peer group companies that are contained in this marketplace data. The consultant also assisted our compensation committee in its review of the risks to us of our compensation policies and practices for all employees. The committee may also give specific assignments to its consultant from time to time and may ask for the consultant’s assistance when it is considering a special or one-time compensation arrangement. In addition, members of our compensation committee have discussions with the consultant between meetings as specific questions arise. Strategic Compensation Group was selected by our compensation committee, reports directly to the committee, receives compensation only for services related to executive compensation issues, and neither it nor any affiliated company provides any other services to us.

Mr. Martire, in his role as President and Chief Executive Officer, provided input and made recommendations to the compensation committee regarding executive compensation levels. Mr. Martire also reviewed his compensation recommendations with our Executive Chairman, Mr. Foley. Messrs. Martire and Hayford provided input regarding the structure and targets of the performance goals used in our performance-based incentive programs, which we describe below. In addition, Michael Gravelle, our Corporate Secretary, coordinated with the committee’s chairman and the consultant in preparing the committee’s meeting agendas. Although our compensation committee considers the recommendations of our executive officers, our compensation committee exercises its discretion when making compensation decisions and may modify the executives’ recommendations. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. Our compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and stock plans.

Compensation paid under our annual incentive plan and awards granted under our stock plans are generally intended to qualify as performance-based compensation. However, our compensation committee may approve compensation, such as time-vesting restricted stock awards, that will not meet these requirements.

Our compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with FASB ASC Topic 718, which governs the appropriate accounting treatment of stock-based payments under United States generally accepted accounting principles.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Richard N. Massey, Chairman
David K. Hunt
James Neary

Executive Compensation

The following table sets forth information regarding the cash and non-cash compensation earned by and awarded to our named executive officers.

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred
				Stock	Option	Compensation	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Position	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)	($)(7)	($)

William P. Foley II	2010	550,000	—	5,037,485	3,129,084	18,021,519	—	274,781	27,012,869
Executive Chairman(1)	2009	550,000	1,400,000	10,407,895	2,636,250	6,387,600	—	164,593	21,546,338
	2008	557,500	—	2,774,153	2,214,875	1,823,663	—	91,848	7,462,039
Frank R. Martire	2010	1,000,000	3,500,000	7,749,992	4,813,974	8,535,364	—	162,101	25,761,432
President and Chief	2009	250,000	—	1,000,000	7,430,000	2,258,919	—	27,550	10,966,469
Executive Officer
Michael D. Hayford	2010	625,000	3,000,000	4,805,008	2,984,665	4,705,046	—	58,633	16,178,351
Corporate Executive	2009	156,250	—		5,572,500	1,330,750	—	21,276	7,080,776
Vice President and
Chief Financial Officer
Gary A. Norcross	2010	700,000	100,000	5,149,447	3,177,227	6,234,073	—	130,025	15,490,772
Corporate Executive	2009	627,500	750,000	1,578,500	3,163,500	2,317,500	—	76,096	8,513,096
Vice President and	2008	602,500	15,000	1,988,362	1,771,900	996,776	—	159,869	5,534,407
Chief Operating Officer
Brent B. Bickett	2010	368,500	—	1,859,981	1,155,355	876,762	—	81,959	4,342,557
Corporate Executive Vice President, Corporate Finance

(1)	Effective February 8, 2011, Mr. Foley assumed the position of non-employee Chairman of the Company and terminated his employment agreement. Mr. Foley will not receive a base salary after the effective date of this change, nor will he receive any cash award under the 2011 Annual Incentive Plan. He will receive an annual Chairman fee of $500,000 payable in quarterly installments. Mr. Foley may also participate in future cash or equity incentive plans at the discretion of the compensation committee.

(2)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plans.

(3)	Amounts for 2010 shown for Messrs. Martire and Hayford represent the one-time Metavante merger retention incentives that, as reported in the prior year’s proxy statement, were paid following the closing of the merger and satisfaction of the retention and relocation conditions. They were paid in the second quarter of 2010. The amount shown for Mr. Norcross for 2010 represents a one-time bonus that was paid in the second quarter of 2010. The amounts shown for Messrs. Foley and Norcross for 2009 represent retention incentives in connection with the Metavante merger that were paid in the first quarter of 2010.

(4)	Amounts represent the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions, with respect to all named executive officers. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2011. Amounts represent 75% of the maximum available awards, based on the probable outcome of the performance conditions at the grant date. The value of the awards for each named executive officer at the grant date assuming that the highest level of performance conditions would be achieved is as follows: Mr. Foley $6,716,646, Mr. Martire $10,333,323, Mr. Hayford $6,406,677, Mr. Norcross $6,923,329 and Mr. Bickett $2,479,975.

(5)	Amounts represent the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2011.

(6)	Amounts shown for 2010 include (i) the following annual incentives earned for 2010: Mr. Foley $3,002,519; Mr. Martire $3,172,364; Mr. Hayford $1,487,046; Mr. Norcross $1,943,073; and Mr. Bickett $876,762; and (ii) the following one-time Metavante merger synergy incentives paid in 2010: Mr. Foley $15,019,000; Mr. Martire $5,363,000; Mr. Hayford $3,218,000; and Mr. Norcross $4,291,000. No additional payments will be made under the Metavante merger synergy incentives plan, as the plan was terminated effective December 31, 2010.

(7)	Amounts shown for 2010 include matching contributions to our 401(k) plan and our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; personal use of a company airplane; club membership fees; relocation reimbursement; and financial planning services as set forth below:

	Foley	Martire	Hayford	Norcross	Bickett
	$	$	$	$	$

401(k) Matching Contributions	—	7,350	7,350	7,350	—
ESPP Matching Contributions	—	—	—	45,938	16,875
Restricted Stock Dividends	40,487	16,322	11,864	18,375	5,779
Life Insurance Premiums	1,143	594	207	135	135
Personal Airplane Use	188,420	105,210	37,862	48,250	50,170
Relocation Reimbursement	—	32,625	1,350	9,977	—
Financial Planning Services	44,731	—	—	—	9,000

Grants of Plan-Based Awards

								(g)	(h)
								All Other	All Other
								Stock	Option		(j)
								Awards:	Awards:	(i)	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Number of	Exercise or	Fair Value of
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Securities	Base Price of	Stock and
		(a)	(b)	(c)	(d)	(e)	(f)	Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date/Plan	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/sh)	($)

William P. Foley, II	7/20/2010							120,370			3,358,323
	7/20/2010				60,185	60,185	120,370				1,679,162 (5)
	10/29/2010								401,938	$27.10	3,129,084
	Annual Incentive	$687,500	$1,375,000	$4,125,000
Frank R. Martire	7/20/2010							185,185			5,166,662
	7/20/2010				92,593	92,593	185,185				2,583,331 (5)
	10/29/2010								618,366	$27.10	4,813,974
	Annual Incentive	$1,000,000	$2,000,000	$4,000,000
Michael D. Hayford	7/20/2010							114,815			3,203,339
	7/20/2010				57,407	57,407	114,815				1,601,669 (5)
	10/29/2010								383,387	$27.10	2,984,665
	Annual Incentive	$468,750	$937,500	$1,875,000
Gary A. Norcross	7/20/2010							120,988			3,375,565
	7/20/2010				63,580	63,580	127,160				1,773,882 (5)
	10/29/2010								408,122	$27.10	3,177,227
	Annual Incentive	$612,500	$1,225,000	$2,450,000
Brent B. Bickett	7/20/2010							44,444			1,239,988
	7/20/2010				22,222	22,222	44,444				619,994 (5)
	10/29/2010								148,408	$27.10	1,155,355
	Annual Incentive	$276,375	$552,750	$1,105,500

(1)	The amounts shown in column (a) reflect the minimum payment level under our annual incentive plan for 2010, which is 50% of the target amount shown in column (b). The amounts shown in column (c) represent the maximum payout under our annual incentive plan, which is 200% of the amount in column (b) except for Mr. Foley whose maximum payout was 300% of the amount in column (b).

(2)	The amounts shown in columns (d) through (f) reflect the number of performance shares granted to each named executive officer under the Omnibus Incentive Plan and the Metavante Incentive Plan on July 20, 2010 (grant date fair value is $27.90 per share).

(3)	The amounts shown in column (g) reflect the number of shares of performance-based restricted stock granted to each named executive officer under the Omnibus Incentive Plan and the Metavante Incentive Plan on July 20, 2010 (grant date fair value is $27.90 per share).

(4)	The amounts shown in column (h) reflect the number of stock options granted to each named executive officer under the Omnibus Incentive Plan and the Metavante Incentive Plan on October 29, 2010 (grant date fair value per option is $7.78 per option granted).

(5)	Grant date fair value calculated based on the threshold number of performance shares.

Narrative Discussion for Summary Compensation Table and
Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section. The following descriptions are based on the terms of the agreements as of December 31, 2010.

William P. Foley, II

We entered into a three-year employment agreement with Mr. Foley, effective July 2, 2008, to serve as our Executive Chairman. This employment agreement was terminated on February 8, 2011 in connection with his change of position from Executive Chairmen to the non-executive position of Chairman of the Board. Under the terms of the agreement, Mr. Foley was employed in an executive capacity as our Executive Chairman for an initial term of two years from the completion of the Metavante merger, with automatic one year extensions unless either party gave timely notice that the term should not be extended. The agreement provided for Mr. Foley to receive an annual base salary of $550,000 per year and to be eligible for an annual incentive with a target incentive opportunity equal to 250% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results.

During the term of his employment, Mr. Foley generally was entitled to standard employee benefits provided to our other top executives, as well as eligibility to elect and purchase supplemental disability insurance, participation in our equity incentive plans and other benefits and incentive opportunities customarily made available to our other top executives. The agreement provided that Mr. Foley would participate in all FIS-sponsored incentive compensation plans, including the synergy cost savings plan associated with the integration of Metavante pursuant to which he would be eligible to receive a bonus in the amount of $7.0 million upon achieving at least $260,000,000 in synergy cost savings. The agreement further provided that Mr. Foley would be granted a retention equity award of $9.1 million in restricted stock units on the date of the completion of the Metavante merger that would vest six months following the completion of the merger and a cash retention award of $1.4 million, payable in a single lump sum coincident with our payment under our annual bonus plan no later than March 15, 2010. In addition, the agreement provided that Mr. Foley’s restricted shares of FIS common stock granted prior to the completion of the Metavante merger would vest upon the completion of the merger.

Mr. Foley’s employment agreement also contained provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Frank R. Martire

We entered into a three-year employment agreement with Mr. Martire, effective March 31, 2009 and commencing immediately following the Metavante merger, to serve as our President and Chief Executive Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Martire’s minimum annual base salary is $1,000,000, with an annual bonus target equal to 200% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Martire is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Martire and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Martire is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Martire’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Michael D. Hayford

We entered into a three-year employment agreement with Mr. Hayford, effective March 31, 2009 and commencing immediately following the Metavante merger, to serve as our Corporate Executive Vice President and Chief Financial Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Hayford’s minimum annual base salary is $625,000, with an annual bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Hayford is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Hayford and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Hayford is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Hayford’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Gary A. Norcross

We entered into a three-year employment agreement with Mr. Norcross, effective November 16, 2007, to serve as our President and Chief Operating Officer of Transaction Processing Services. Under the terms of that agreement, Mr. Norcross’s minimum annual base salary was $415,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. We amended and restated, in its entirety, our employment agreement with Mr. Norcross, effective December 29, 2009. Under this new agreement, Mr. Norcross will serve as our Corporate Executive Vice President Chief Operating Officer for a term of three years with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Norcross’s minimum annual base salary is $650,000, with an annual bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Norcross is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Norcross and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Norcross’s agreement further provides that he will not be required to report to any individual other than the chief executive officer who occupies that position on December 29, 2009, and a breach of that provision will be considered a material breach of the agreement. Mr. Norcross is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Norcross’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Brent B. Bickett

We entered into a three-year employment agreement with Mr. Bickett, effective July 2, 2008, to serve as our Corporate Executive Vice President, Strategic Planning, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Bickett’s minimum annual base salary is $337,500, with an annual bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Annual Incentive Awards

In 2010, our compensation committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the product of the approved incentive percentage and the qualifying multiplier for each goal. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Synergy Cost Savings Incentive Awards

In 2009, our compensation committee approved a cash incentive program intended to encourage synergy cost savings in connection with the Metavante merger. Pursuant to the terms of the awards, since synergy cost savings exceeded the established target, 50% of the excess cost savings were set aside in a pool that was allocated based on the ratio of the named executive officer’s target award to the total of all of the target awards. More information about the synergy cost savings incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Long-Term Equity Incentive Awards

In July 2010 and October 2010, our compensation committee approved grants of stock options, performance-based restricted stock and performance shares to our named executive officers. More information about these long term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.

Salary and Bonus in Proportion to Total Compensation

The “Compensation Discussion and Analysis” section contains a table showing the proportion of our named executive officers’ salary to total compensation for 2010.

The following table sets forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2010:

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan Awards:
								Awards:	Market or
							Market	Number of	Payout Value
		Number of	Number of			Number of	Value of	Unearned	of Unearned
		Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
		Underlying	Underlying			Units of	Units of	or Other	or Other
		Unexercised	Unexercised	Option		Stock	Stock That	Rights That	Rights That
		Options	Options	Exercise	Option	That Have	Have Not	Have Not	Have Not
		(#)	(#)(1)	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

William P. Foley, II	11/9/2006	582,560	—	$23.03	11/9/2013
	12/20/2007	718,080	—	$23.71	12/20/2014
	10/29/2008	195,833	195,833	$14.35	10/29/2015
	11/5/2009	125,000	250,000	$22.55	11/5/2016	38,666	$1,059,062
	07/20/2010	—	—	—	—	120,370	$3,296,934	40,123	$1,098,978
	10/29/2010	—	401,938	$27.10	10/29/2017
Frank R. Martire	10/30/2006	144,659	—	$20.20	10/30/2016
	11/12/2007	792,249	—	$17.29	11/12/2017
	01/30/2008	—	—	—	—	43,397	$1,188,644
	11/21/2008	74,250	74,250	$10.40	11/21/2018			37,125	$1,016,854
	10/2/2009	333,333	666,667	$23.99	10/2/2016	27,790	$761,168
	07/20/2010	—	—	—	—	185,185	$5,072,217	61,728	$1,690,739
	10/29/2010	—	618,366	$27.10	10/29/2017
Michael D. Hayford	10/30/2006	89,295	—	$20.20	10/30/2016
	11/12/2007	579,783	—	$17.29	11/12/2017
	01/30/2008	—	—	—	—	28,943	$792,749
	11/21/2008	30,375	60,750	$10.40	11/21/2018
	10/2/2009	250,000	500,000	$23.99	10/2/2016	30,375	$831,971
	07/20/2010	—	—	—	—	114,815	$3,144,783	38,272	$1,048,261
	10/29/2010	—	383,387	$27.10	10/29/2017
Gary A. Norcross	3/9/2005	293,207	—	$8.71	3/9/2015
	12/22/2006	134,640	—	$22.42	12/22/2016
	12/20/2007	538,560	—	$23.71	12/20/2014
	10/29/2008	313,334	156,666	$14.35	10/29/2015	39,166	$1,072,757
	11/5/2009	150,000	300,000	$22.55	11/5/2016	46,666	$1,278,182
	07/20/2010	—	—	—		120,988	$3,313,861	42,387	$1,160,971
	10/29/2010	—	408,122	$27.10	10/29/2017
Brent B. Bickett	8/19/2005	24,952	—	$17.25	8/19/2015
	11/9/2006	275,263	—	$23.03	11/9/2013
	12/20/2007	203,455	—	$23.71	12/20/2014
	10/29/2008	47,000	47,000	$14.35	10/29/2015	11,750	$321,833
	11/5/2009	52,667	105,333	$22.55	11/5/2016	16,666	$456,482
	07/20/2010	—	—	—	—	44,444	$1,217,321	14,815	$405,774
	10/29/2010	—	148,408	$27.10	10/29/2017

(1)	The unvested options listed above that Metavante granted in 2008 to Messrs. Martire and Hayford vest annually over a four-year period from the date of grant. The unvested options that FIS granted in 2008, 2009 and 2010 to Messrs. Foley, Norcross and Bickett vest annually over three years from the date of grant and the unvested options that FIS granted in 2009 and 2010 to Messrs. Martire and Hayford vest over three years from the date of grant.

(2)	The restricted stock awards granted on July 20, 2010 are performance-based as well as time-based with vesting over a three-year period. The restricted stock awards granted on October 2, 2009 are time-based and vest ratably over a three-year period. The restricted stock granted on November 5, 2009 vest ratably over a three-year period from the original grant date contingent on reaching certain performance criteria relating to cost synergies achieved relating to the Metavante merger which was satisfied in 2010. The restricted stock awards granted by Metavante on January 30, 2008 vested annually over a three-year period. The restricted stock granted by Metavante in November 2008 to Mr. Hayford was originally granted as performance-based restricted stock. As a result of the merger transaction with Metavante, Mr. Hayford’s performance-based restricted stock was converted to time-based restricted stock which vests on December 31, 2011.

(3)	Market value of unvested restricted stock awards is based on a closing price of $27.39 for a share of our common stock on the New York Stock Exchange on December 31, 2010.

(4)	The restricted stock granted by Metavante in November 2008 to Mr. Martire was performance-based. Under the performance measures, Mr. Martire could receive up to 200%, or an additional 37,125, shares from this award. The vesting date is December 31, 2011. The performance shares granted on July 20, 2010 vest in one-third increments contingent upon reaching certain performance criteria over the period ended December 31, 2010 and the years ended December 31, 2011 and 2012. Approximately 70% of the first tranche was earned for 2010. The balance reported above represents the threshold amount, or 50% of the maximum available, for the second and third tranches.

(5)	Market value of unvested restricted stock units is based on a closing price of $27.39 for a share of our common stock on the New York Stock Exchange on December 31, 2010.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2010 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

William P. Foley, II	1,306,895	14,044,547	385,531	9,215,592
Frank R. Martire	541,717	6,176,344	57,921	1,406,112
Michael D. Hayford	387,574	4,664,195	28,942	687,662
Gary A. Norcross	294,617	5,981,848	62,501	1,713,611
Brett B. Bickett	506,091	8,726,303	20,084	551,360

The following table sets forth information with respect to the named executive officers’ accounts under our nonqualified deferred compensation plans:

Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings (Losses)	Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	Plan	($)	($)	($)(1)	($)	($)

William P. Foley, II	—	—	—	—	—	—
Frank R. Martire	—	—	—	—	—	—
Michael D. Hayford	—	—	—	—	—	—
Gary A. Norcross	Deferred Comp Plan	—	—	8,984	—	76,880
Brett B. Bickett	—	—	—	—	—	—

(1)	Represents the increase in the executive’s interest in 2010.

The Deferred Compensation Plan

Our named executive officers are eligible to participate in the FIS Nonqualified Deferred Compensation Plan, which is a nonqualified elective deferred compensation plan. The named executive officers may elect to defer up to 75% of their base salary, bonuses, and/or commissions on a pre-tax basis. Because the Company does not contribute matching dollars, deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2010 rates of return on these investments, are listed in the following table:

	2010 Rate		2010 Rate
Name of Fund	of Return	Name of Fund	of Return

Nationwide NVIT Money Market V	0.06	American Funds IS Growth 2	14.99
PIMCO VIT Real Return	5.90	T. Rowe Price Mid Cap Growth II	24.87
PIMCO VIT Total Return	7.12	Royce Capital Small Cap	25.12
LASSO Long and Short Strategic Opportunities	3.48	Vanguard VIF Small Company Growth	27.41
T. Rowe Price Equity Income II	13.15	MFS VIT II International Value SVC	7.39
Dreyfus Stock Index	14.37	American Funds IS International 2	13.93
Goldman Sachs VIT Mid Cap Value	21.94

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a five-year period. If elected, an individual will receive a lump sum payment upon a separation from service during the twenty-four month period following a change in control. An individual may also elect to receive a lump sum payment upon a change in control. Account balances at the time of first valuation following termination less than the limit under Section 402(g) of the Internal Revenue Code, which was $16,500 in 2010, will be distributed in a lump sum. Participants can elect to receive in-service distributions if they establish a special account under the plan and specify a future date on which that benefit is to be paid. These payments would equal the value of the account as of the January 31 following the plan year designated by the participant, and would be paid within two and one-half months following the end of that plan year. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until all benefits under the plan have been paid.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section are what would be due under our named executive officers’ employment agreements and our compensation and benefit plans and agreements if employment had terminated or a change in control had occurred on December 31, 2010. The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment or change in control and the value of accelerated vesting of stock-based awards would depend on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. These plans are discussed in the “Compensation Discussion & Analysis” section, the Pension Benefits table and the Nonqualified Deferred Compensation table and accompanying narratives.

Potential Payments under Employment Agreements

As discussed previously, we have entered into employment agreements with each of our named executive officers. These agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios under their employment agreements in effect on December 31, 2010.

Mr. Foley’s employment agreement was terminated effective February 8, 2011 in connection with his change of position from Executive Chairman to the non-executive position of Chairman of the Board. Accordingly, our obligation to provide payments and benefits pursuant to his employment agreement terminated on February 8, 2011.

If a named executive officer’s employment is terminated for any reason, we will pay any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations.” Additionally, if a named executive officer’s employment is terminated other than due to death and the termination is by us for any reason other than for cause or the executive’s disability, or by the executive for good reason, then the executive is entitled to receive:

•	a prorated annual bonus, based on the actual bonus that would have been earned in the year of termination had the executive still been employed;

•	in the case of Mr. Foley, a lump sum payment equal to the sum of (A) the product of (x) his annual base salary and the highest annual bonus paid within the prior three years (or, if higher, the target annual bonus for the year in which the termination occurs) and (y) if the date of termination occurs (1) during the period from the completion of the Metavante merger through the first annual anniversary of the completion of the merger, three; (2) between the first and second anniversaries of the completion of the merger, two; or (3) following the second anniversary of the completion of the Metavante merger, one; and (B) to the extent unpaid, the cash retention award of $1.4 million;

•	in the case of Messrs. Martire, Hayford and Mr. Norcross, a lump sum payment equal to 300% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•	in the case of Mr. Bickett, a lump sum payment equal to 200% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

•	in the case of Mr. Foley, immediate vesting and/or payment of all equity awards;

•	in the case of Mr. Martire and Mr. Hayford, immediate vesting and/or payment of all equity awards other than performance awards, which vest pursuant to their express terms, and all stock options remain exercisable for five years following termination or, if sooner, until the end of the option term;

•	in the case of Mr. Norcross and Mr. Bickett, immediate vesting and/or payment of all equity awards other than performance awards, which vest pursuant to their express terms;

•	COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments; and

•	with respect to Messrs. Foley, Martire, Norcross and Bickett, the right to convert any life insurance into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums.

If employment terminates due to death or disability, the following would be provided:

•	any accrued obligations;

•	a prorated annual bonus based on the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined;

•	the unpaid portion of the executive’s annual base salary for the remainder of the employment term;

•	in the case of Mr. Foley, immediate vesting and/or payment of outstanding equity awards; and

•	in the case of Messrs. Martire and Hayford, immediate vesting and/or payment of outstanding equity awards, and options will remain outstanding for five years following the termination date or, if sooner, until the end of the option term.

In addition, the employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

In the case of Mr. Foley, if the executive’s employment terminates due to his resignation without good reason or our termination of his employment for cause, the following would be provided:

•	in the case of a resignation without good reason, a prorated annual bonus based on target bonus in the year in which the termination occurred; and

•	in the case of termination for cause, vesting of equity awards, except those equity awards granted on or after the effective date of the Metavante merger would not vest upon a termination for cause.

Under each of the employment agreements, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care;

•	willful neglect of duties;

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty;

•	material breach of the employment agreement, and in the case of Messrs. Scanlon, Norcross and Sanchez, material breach of our business policies, accounting practices or standards of ethics, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

The employment agreements define “good reason” as:

•	a material diminution in the executive’s position or title or the assignment of duties materially inconsistent with the executive’s position;

•	a material diminution in the executive’s annual base salary or annual bonus opportunity;

•	our material breach of any of our obligations under the employment agreement;

•	except with respect to Mr. Norcross, within six months immediately preceding or within two years immediately following a change in control: (A) a material adverse change in the executive’s status, authority or responsibility; (B) a material adverse change in the position to whom the executive reports, or, in the case of Mr. Foley, to the executive’s service relationship or the conditions under which the executive performs his duties as a result of such reporting structure change, (C) a material diminution in the budget over which the executive has managing authority; or (D) a material change in the geographic location of the executive’s principal place of employment;

•	in the case of Mr. Norcross, a material adverse change in the position to whom the executive reports or a material diminution in the managerial authority, duties or responsibilities of the person in that position, or a material change in the geographic location of the executive’s principal place of employment;

•	in the case of Mr. Norcross, our giving him notice of our intent not to extend the term of his agreement at any time during the one year period following a change in control or our failure to obtain the assumption of his employment agreement by any successor; or

•	in the case of Mr. Martire, removal of the executive from his position as a director or the failure of the board of directors to nominate him as a director.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred, or, if applicable with respect to Messrs. Foley, Martire and Hayford, if the event predates a change in control, within 90 days of the change in control. We have 30 days to cure the event.

Except with respect to Mr. Norcross, where applicable, the employment agreements define “change in control” as:

•	an acquisition by an individual, entity or group of more than 50% of our voting power;

•	a merger or consolidation in which FIS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction;

•	a reverse merger in which FIS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger;

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office;

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS.

Mr. Norcross’s employment agreement defines “change in control” as a change in the ownership or effective control of FIS or a change in control of a substantial portion of the assets of FIS within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Each executive’s employment agreement also provides that, if payments or benefits to be provided to the executive in connection with his termination of employment would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to reduce any payments or benefits to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. The agreements do not provide for any excise tax gross-up payments.

The agreements also provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements are conditioned upon the executive’s execution of a full release of FIS and related parties, thus limiting our exposure to lawsuits from the executive;

•	except with respect to Mr. Norcross, during his employment with us and in the one year period following termination of employment, the executive is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause or, by him for good reason or the termination is not due to our decision not to extend the employment agreement term;

•	in the case of Mr. Norcross, during his employment with us and in the one year period following termination of employment, he is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause, or by him for good reason, unless the “good reason” event was our giving him notice of our intent not to extend his term at any time during the one year period following a change in control or our failure to obtain assumption of his agreement by a successor (however if the other “good reason” events specified in Mr. Norcross’s employment agreement occurred within one year of our change in control, he will be subject to the non-competition and non-solicitation prohibition); and

•	the executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Potential Payments under Stock Plans

In addition to the post-termination rights and obligations provided in the employment agreements, our stock incentive plans, including the omnibus plan, the Metavante plan, the Certegy Stock Incentive Plan (as amended and restated on October 23, 2006), which we refer to as the Certegy plan, FNF 2004 Omnibus Incentive Plan and the amended and restated FNF 2001 Stock Incentive Plan, which we collectively refer to as the assumed FNF stock plans, and the Former FIS 2005 Stock Incentive Plan, which we refer to as the Former FIS plan, provide for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the omnibus plan, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. Under the Metavante plan, except as otherwise provided in an award agreement, if the participant’s employment is terminated by us other than for cause within two years after our change in control, all outstanding awards become immediately vested, except that performance based awards will vest at target levels. Under the Certegy plan, a participant’s award agreement may specify that upon the occurrence of a change in control, outstanding stock options will become immediately exercisable and any restriction imposed on restricted stock or restricted stock units will lapse. The stock option award agreements held by our named executive officers provide for accelerated vesting upon a change in control. Under the assumed FNF stock plans, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. The Former FIS plan provides that a participant’s award agreement may provide for accelerated vesting on a change in control. It further provides that if we are consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, or in the event of a change in control, the treatment of the stock options is determined by the merger or consolidation agreement, which may provide for, among other things, accelerated vesting of stock options. The named executive officers’ restricted stock award agreements also provide that their awards vest upon termination of their employment by reason of death or disability or upon termination of employment by us without cause, except that 2009 and 2010 awards that contain performance vesting conditions only vest if the performance conditions have been satisfied as of the date of termination.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power;

•	consummation of a reorganization, merger, consolidation or sale of all or substantially all of our assets, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 50% of our then outstanding shares, (ii) no person, entity or group beneficially owns 25% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board;

•	during any period of two consecutive years, the individuals who, at the beginning of such period, constitute our board of directors cease for any reason to constitute at least a majority of the board of directors; or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

For purposes of the Certegy plan, the term “change in control” means the occurrence of any of the following events:

•	the accumulation by any person, entity or group of 20% or more of our combined voting power;

•	consummation of a reorganization, merger or consolidation, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 66 2/3% of our then outstanding shares, (ii) no person, entity or group beneficially owns 20% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board;

•	a sale or other disposition of all or substantially all of our assets; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of our company.

For purposes of the Metavante plan, the term “change in control” means, with respect to awards granted on or after the Merger: (i) the definition of change of control contained in the award agreement or (ii) in the case of an award the award agreement of which does not define change of control, a “change in control” as defined in the omnibus plan.

For purposes of the assumed FNF stock plans, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of more than 50% of our voting power;

•	a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger;

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger;

•	a sale or other disposition of all or substantially all of our assets; or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated December 31, 2010. The severance amounts do not include a prorated 2010 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred. Any cash severance payments would be paid in a lump sum following the termination of employment. Mr. Foley’s employment agreement was terminated on February 8, 2011 in connection with his change of position from Executive Chairmen to the non-executive position of Chairman of the Board. No payments were triggered upon such termination of the agreement.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following payments would be made under the named executive officers’ employment agreements: Mr. Foley $7,105,038; Mr. Martire $12,694,125; Mr. Hayford $6,555,340; Mr. Norcross $8,159,206; and Mr. Bickett $2,552,524.

Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Foley $1,512,500; Mr. Martire $2,750,000; Mr. Hayford $1,718,750; Mr. Norcross $2,100,000; and Mr. Bickett $921,250.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, the named executive officers had outstanding unvested stock options and restricted stock awards as of December 31, 2010.

Except with respect to the termination events set forth below, all unvested stock options, restricted stock and performance share awards would expire at the employment termination date. The following estimates are based on a stock price of $27.39 per share, which was the closing price of our common stock on December 31, 2010. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $27.39.

The estimated value of the stock options held by the named executive officers that would vest upon a change in control or a termination by the Company of each executive’s employment without cause or by the executives for good reason would be as follows: Mr. Foley $3,880,324; Mr. Martire $3,707,501; Mr. Hayford $2,843,325; Mr. Norcross $3,613,280; and Mr. Bickett $1,165,730. The estimated value of restricted stock and performance share awards held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $7,652,930; Mr. Martire $10,574,991; Mr. Hayford $7,914,286; Mr. Norcross $7,406,256; and Mr. Bickett $2,604,296. The estimated value of restricted stock and performance share awards held by the named executive officers that would vest upon a termination by the Company of each executive’s employment without cause or by the executive for good reason would be as follows: Mr. Foley $7,652,930; Mr. Martire $9,218,214; Mr. Hayford $5,500,679; Mr. Norcross $6,474,613; and Mr. Bickett $2,278,656.

The estimated value of the stock options held by the named executive officers that would vest upon a termination due to death or disability would be as follows: Mr. Foley $3,880,224; Mr. Martire $3,707,501; Mr. Hayford $2,843,325; Mr. Norcross $3,613280; and Mr. Bickett $1,165,730. The estimated value of restricted stock and performance share awards held by the named executive officers that would vest upon a termination due to death or disability would be as follows: Mr. Foley $7,652,930; Mr. Martire $5,008,274; Mr. Hayford $2,890,509; Mr. Norcross $3,724,108; and Mr. Bickett $1,268,280. The estimates assume that the 2010 restricted stock and performance share awards’ performance goals were achieved.

In the case of Mr. Foley, upon a termination by us for cause or due to his resignation without good reason, the estimated value of stock options that would vest upon termination of employment would be $2,553,662. Upon a termination by us for cause, no restricted stock awards would vest upon termination of employment for Mr. Foley.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Richard N. Massey (Chair), James Neary and David K. Hunt. During fiscal year 2010, no member of the compensation committee was a former or current officer or employee of FIS or any of its subsidiaries. In addition, during fiscal year 2010, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our corporate, sales and marketing, financial solutions, global commercial, payment solutions and international solutions segments relative to total revenue, total compensation expenses and variable compensation expenses.

We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, the potential clawback if required under the Sarbanes-Oxley Act with respect to the chief executive officer and chief financial officer, our ability to clawback overpayments of incentive-based compensation if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the internal and external review of our financials. We also believe that our balance of stock options, restricted stock and performance shares and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, in 2009 we increased required stock ownership multiples for some of our executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives, interests with our long-term performance and mitigate risk.

With respect to our non-officer incentive program, we believe that our use of measureable corporate financial performance goals and maximum payouts serve to mitigate excessive risk-taking. The risk of overstatement of financial figures or individual goals is mitigated by the fact that the awards and payments under the awards are subject to internal review and approval and that numbers must agree to our financial statements.

Our sales commission incentive program is based on revenue generation and new sales contract value, which are critical to our performance. With respect to our sales commission incentive program, we believe that our detailed individual sales planning, tracking and review by the finance manager, and identification and review of outliers mitigates excessive risk taking. In addition, the sales commission incentive program is subject to several levels of review and approval and numbers must agree to our financial statements.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2010, all non-employee directors received an annual retainer of $70,000, payable quarterly, plus $2,000 for each board meeting he attended and $2,000 for each committee meeting he attended. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on the audit committee. The Chairman and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $15,000 and $8,000, respectively, for their service on such committees. Certain directors who served on a special committee received an additional retainer of $15,000, plus $2,000 for each special committee meeting attended. In addition, each director received a long-term incentive award of 14,738 options and performance-based restricted stock award of 6,481 shares. The options were granted under the omnibus plan, have a seven-year term, have an exercise price equal to the fair market value of a share of the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on our board. The restricted stock award vests over three years and is subject to certain performance measures which must be achieved prior to the annual vesting. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.

In addition, Mr. Hughes and Mr. Hunt participate in Certegy’s Deferred Compensation Plan for non-employee directors, or the non-employee director plan. Under the plan, participants may defer and be deemed to invest up to 100% of their director’s fees in either a phantom stock fund representing our common stock or in an interest bearing account. All deferred fees are held in our general funds and are paid in cash. Both Mr. Hughes and Mr. Hunt deferred fees through December 31, 2006 and elected to invest those fees in the Company’s phantom stock fund under the plan. Dividends on the phantom shares held in the non-employee director plan are reinvested in additional phantom shares. In general, deferred amounts are not paid until after the director terminates service on our board of directors, at which time he will be paid either in a lump sum or in annual payments over not more than ten years, as elected by the director.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2010:

	Fees Earned
	or Paid		Option
	in Cash	Stock Awards	Awards	Total
Name	($)(1)	($)(2)(3)	($)(4)(5)	($)

Thomas M. Hagerty	82,000	180,820	114,662	377,482
Keith W. Hughes	159,000	180,820	114,662	454,482
David K. Hunt	176,000	180,820	114,662	471,482
Stephan A. James	142,000	180,820	114,662	437,482
Richard N. Massey	188,000	180,820	114,662	483,482
James Neary	141,000	180,820	114,662	436,482

(1)	Represents portions of annual board and committee retainers which directors elected to receive in cash and meeting fees. Mr. Hunt deferred 100% of his fees in 2010. Mr. James deferred 75% of his fees in 2010.

(2)	Represents the grant date fair value of stock awards granted during 2010 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011.

(3)	The aggregate number of shares subject to stock awards outstanding on December 31, 2010 for each director was as follows: 8,147 for Mr. Hagerty; 8,147 for Mr. Hughes; 8,147 for Mr. Hunt; 8,148 for Mr. James; 8,147 for Mr. Massey and 8,148 for Mr. Neary.

(4)	Represents the grant date fair value of stock option awards granted during 2010 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011.

(5)	The aggregate number of shares subject to stock option awards outstanding on December 31, 2010 for each director was as follows: 116,132 for Mr. Hagerty; 93,622 for Mr. Hughes; 93,622 for Mr. Hunt; 48,358 for Mr. James; 93,622 for Mr. Massey and 48,763 for Mr. Neary.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our board approved our amended and restated set of Corporate Governance Guidelines in February 2008. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our board must be independent directors who our board has determined have no material relationship with us and who otherwise meet the independence criteria established by the New York Stock Exchange, or NYSE, and any other applicable independence standards. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” on page 67.

Code of Business Conduct and Ethics

On February 13, 2008, our Board adopted an amended and restated Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of or amendments to the Code of Conduct with respect to the CEO or any Senior Financial Officer must be approved by the Audit Committee of the Board of Directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” on page 67.

The Board

Our board met six times in 2010, of which four were regularly scheduled meetings and two were unscheduled meetings. All directors attended at least 75% of the meetings of our board and of the committees on which they served during 2010. Our non-management directors also met periodically in executive sessions without management. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is encouraged to attend our 2011 annual meeting. During 2010, one member of our board attended the annual meeting of shareholders.

Director Independence

During 2010, six of the eight members of our board were non-employees. At its meeting on January 26, 2011, our board determined that five of the non-employee members of our board (i.e., Keith W. Hughes, David K. Hunt, Stephan A. James, Richard N. Massey and James Neary) are independent under the criteria established by the NYSE and our corporate governance guidelines.

Committees of the Board

Our board has four standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at

www.fisglobal.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” on page 67.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Keith W. Hughes (Chair), Richard N. Massey and James Neary. Each of Messrs. Hughes, Massey and Neary was deemed to be independent by our board, as required by the NYSE. The corporate governance and nominating committee met one time in 2010. The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the board qualified individuals to be nominated for election as directors, to advise and assist the board with respect to corporate governance matters and to oversee the evaluation of the board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the board.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the Chair of the corporate governance and nominating committee and the Chairman of our board.

The corporate governance and nominating committee reviews and develops criteria for the selection of qualified directors. At a minimum, a director should have high moral character and personal integrity and the ability to devote sufficient time to carry out the duties of a director, should have demonstrated accomplishment in his or her field and should be at least 21 years of age. In addition to these minimum qualifications in evaluating candidates, the members of the corporate governance and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of our board. These factors may include whether the candidate is independent and able to represent the interests of the Company and its shareholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to us and our board; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; the candidate’s other board of directors and committee commitments; and whether the candidate is financially literate or a financial expert. Candidates are also considered in the context of the current composition of the board of directors, including the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness, as well as the diversity of viewpoints, background, experience and other demographics of our board, with the goal of creating a balance of knowledge, experience and diversity on our board.

The corporate governance and nominating committee will also consider the resignation of an incumbent director nominee who does not receive the required votes for re-election and make a recommendation to the board about whether to accept or reject such resignation.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of our Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of the audit committee are David K. Hunt (Chair), Keith W. Hughes and Stephan A. James. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members is an audit committee financial expert, as defined by the rules of the SEC. The audit committee met 10 times in 2010. As set forth in its charter, our audit committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving any significant non-audit relationship with, and any audit and non-audit services provided by, our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Report of the Audit Committee

The audit committee of our board submits the following report on the performance of certain of its responsibilities for the year 2010:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of the members of our audit committee is an audit committee financial expert, as defined by SEC rules.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, the audited financial statements of FIS as of and for the year ended December 31, 2010. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FIS and its subsidiaries in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG matters covered by the Statement on Auditing

Standards No. 61 (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with FIS’ internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG during each audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of FIS’ internal controls and the overall quality of FIS’ financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our Board that the audited financial statements referred to above be included in FIS’ Annual Report on Form 10-K for the year ended December 31, 2010 and that KPMG be appointed independent registered public accounting firm for FIS for 2011.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of FIS’ financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing FIS’ annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

David K. Hunt (Chair)
Keith W. Hughes
Stephan A. James

Compensation Committee

The members of the compensation committee are Richard N. Massey (Chair), David K. Hunt and James Neary. Each of Messrs. Massey, Hunt and Neary was deemed to be independent by our board, as required by the NYSE. The compensation committee met eight times in 2010. The primary functions of the compensation committee, as described in its charter, include overseeing the development and implementation of our compensation and benefit plans and programs, including those relating to compensation for our executive officers; overseeing compliance with regulatory requirements with respect to compensation matters; and evaluating the performance of our chief executive officer.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 18.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair), Frank R. Martire and Richard N. Massey. The executive committee did not meet in 2010. Subject to limits under state law, the executive committee may invoke all of the power and authority of our board in the management of FIS.

Board Leadership Structure and Role in Risk Oversight.

We separate the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. In October 2009, our Board of Directors adopted a Charter of Lead Independent Director and appointed one of our independent directors, Richard N. Massey, as the Lead Director. The responsibilities of the Lead Director are to:

•	preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•	call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;

•	review board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the board to consider and information to be provided to the board;

•	serve as a liaison and supplemental channel of communication between non-employee/independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	serve as the principal liaison for consultation and communication between the non-employee/independent directors and shareholders;

•	advise the Chairman concerning the retention of advisors and consultants who report directly to the Board; and

•	be available to major shareholders for consultation and direct communication.

The Board considers it to be useful and appropriate to designate a Lead Director to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board may determine.

The Board’s role in the Company’s risk oversight process includes overseeing the activities of the Company’s risk management committee and enterprise risk management program, as well as the activities of senior management related to risk management. Senior management has established an enterprise risk management group that is responsible for ensuring all aspects of the enterprise risk management program are implemented. This group provides periodic reporting of the enterprise risk management program, its assessment activities and emerging risks to both the companies risk management committee and to the Audit Committee of the Board. The risk management committee, which plays a key role in managing the Company’s risks, is responsible for ensuring the development and deployment of the Company’s risk management program infrastructure, coordination and conduction of risk assessments, prioritizing and reporting risks, developing risk mitigation strategies, and tracking and managing risk mitigation initiatives. The risk management committee is also responsible for validating and assessing the overall effectiveness of the risk management program and activities performed by senior management to mitigate specific risks. In its oversight role, the Board verifies the risk management strategy deployed by the Company’s risk management committee and reviews and approves the Company’s identified top risks and risk management plan. The Board also receives periodic risk management effectiveness reporting from the risk management committee and management, as well as updates of program changes and emerging risks.

The Board also administers its risk oversight function through its committees. The Audit Committee oversees the Company’s financial reporting process, risk management program, legal and regulatory compliance, performance of the independent registered public accounting firm, internal audit function, financial and disclosure controls. The Corporate Governance and Nominating Committee considers the adequacy of the Company’s governance structures and policies. The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on the Company. Each committee provides reports on its activities to the full Board.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

Certain Relationships with LPS and FNF

Our Chairman, William P. Foley, II, also serves as a director and the executive Chairman of the board of directors of FNF. Mr. Foley also owns common stock, and options to buy additional common stock, of our company, as well as common stock of FNF and options to buy additional common stock of FNF. Mr. Foley has an employment agreement with FNF. For information regarding the stock and options held by Mr. Foley, please refer to the sections of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Directors and Management” and “Compensation Discussion and Analysis and Executive and Director Compensation.”

In addition to Mr. Foley, our directors Thomas M. Hagerty and Richard N. Massey also serve as directors of FNF. We refer to these directors as the dual-service directors. For their services as our director, each of the dual-service directors receives compensation from us, in addition to any compensation that they may receive from FNF. Each of the dual-service directors also owns common stock, and options to buy additional common stock, of both our company and of FNF.

Brent B. Bickett, who serves as our Corporate Executive Vice President, Corporate Finance, also serves as Executive Vice President, Corporate Finance for FNF. Michael L. Gravelle, who serves as our Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary, also serves as Executive Vice President, General Counsel and Corporate Secretary of FNF. We refer to Messrs. Bickett and Gravelle as the overlapping officers. In addition to their employment agreements with us, Messrs. Bickett and Gravelle also have employment agreements with FNF and, during 2010, owned common stock, and options to buy additional common stock, of both our company and of FNF.

Lee A. Kennedy, who served as our President and Chief Executive Officer until October 2009, and as our Executive Vice Chairman and director until March 1, 2010, also serves as the Executive Chairman of LPS. As a result, LPS was a related party until March 1, 2010.

Arrangements with FNF and LPS

Historically, FNF has provided a variety of services to us, and we have provided various services to FNF, pursuant to agreements and arrangements between us and FNF. Some of these agreements and arrangements were entered into in connection with our separation from FNF described below, and others were already in existence prior to the separation or have been entered into since the separation from FNF.

From 2005 until the LPS spin-off, the business groups that are now part of LPS were operated by us as internal divisions or separate subsidiaries within the FIS family of companies and there were inter-company arrangements between our operations and those LPS operations for payment and reimbursement for corporate services and administrative matters as well as for services that we and LPS provided to each other in support of our respective customers and businesses. In connection with the LPS spin-off, we entered into various agreements with LPS to continue to receive and provide from and to each other these corporate administrative and other services in support of our respective customers and businesses.

Prior to 2005, the business groups within our company (including the business groups that are now part of LPS) were operated as internal divisions or separate subsidiaries within the Old FNF family of companies and there were inter-company arrangements between FNF and us pursuant to which we received and provided from and to FNF various corporate administrative and other services in support of our respective customers and businesses. In 2005, the business groups within our Company (including at the time the business groups that are now part of LPS) were organized under Former FIS, which subsequently merged with and into Certegy on February 1, 2006. In connection with the reorganization in 2005 and the Certegy merger in 2006, we and Old FNF entered into various written agreements pursuant to which we and Old FNF continued to receive and provide from and to each other various corporate administrative and other services in support of our respective customers and businesses.

On November 9, 2006, we completed a merger with Old FNF, whereby Old FNF merged with and into us (the “FNF Merger”). Prior to the FNF Merger, Old FNF owned a majority of our common stock. The FNF Merger was completed after Old FNF contributed substantially all of its assets and liabilities in exchange for shares of FNF’s common stock (the “asset contribution”). The asset contribution was undertaken on October 24, 2006, and on October 26, 2006, Old FNF distributed all of the shares it acquired from FNF in connection with the asset contribution, together with certain other FNF shares, to the Old FNF shareholders in a tax-free distribution (the “FNF spin-off”). We refer to the asset contribution, the FNF spin-off and the FNF Merger collectively as the “separation from FNF.” In connection with the separation from FNF, we entered into various agreements with FNF, including a tax disaffiliation agreement, a cross-indemnity agreement, and an agreement regarding the sharing of premium expenses for certain on-going insurance policies purchased by FNF. While these agreements continue in effect, no payments for indemnification or liability have been made by us or by FNF under any of these agreements.

In connection with the separation from FNF, we also amended certain of the existing agreements regarding the corporate and administrative services provided by and to each of us. Many of these agreements were further amended in connection with the LPS spin-off, to reflect the services currently being provided to and from FNF, as well as those that would be provided by FNF to and from LPS. In addition, in connection with the LPS spin-off, we entered into new agreements with LPS pursuant to which we and LPS provide and receive certain of these corporate and administrative services. We also entered into certain agreements with LPS specifically to effectuate the LPS spin-off, including a Contribution and Distribution Agreement, Tax Disaffiliation Agreement and Employee Matters Agreement. Additionally, certain of our subsidiaries are parties to agreements directly with LPS and with FNF covering various business and operational matters.

Generally, the terms of our agreements and arrangements with LPS and with FNF have not been negotiated at arm’s length, and they may not reflect the terms that could have been obtained from unaffiliated third parties. However, other than those corporate services and similar arrangements that are priced at cost, which are likely more favorable to us as the service recipient than we could obtain from a third party, we believe that the economic terms of our arrangements with LPS and with FNF are generally priced within the range of prices that would apply in a third party transaction, and are not less favorable to us than a third party transaction would be.

Our significant agreements and arrangements with LPS and FNF are described below. None of the overlapping officers or dual-service directors receive any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with LPS or FNF and none of them has any direct interest in the agreements and arrangements with LPS or FNF.

Arrangements with LPS

Overview

There are various agreements between LPS and us, most of which were entered into in connection with the LPS spin-off. These agreements include:

•	the Contribution and Distribution Agreement;

•	the Tax Disaffiliation Agreement;

•	the corporate and transitional services agreements;

•	the interchange use and cost sharing agreements for corporate aircraft; and

•	the lease agreement for our office space in Jacksonville, Florida.

Contribution and Distribution Agreement

The Contribution and Distribution Agreement is the principal agreement relating to the LPS spin-off pursuant to which we transferred to LPS all of its operational assets and properties. Although most of LPS’s and our obligations under the Contribution and Distribution Agreement have been completed, certain obligations remain outstanding.

Access to Information.  Under the Contribution and Distribution Agreement, during the retention period (such period of time as required by a records retention policy, any government entity, or any applicable agreement or law) we and LPS are obligated to provide each other access to certain information, subject to confidentiality obligations and other restrictions. Additionally, we and LPS agree to make reasonably available to each other our respective employees to explain all requested information. We and LPS are entitled to reimbursement for reasonable expenses incurred in providing requested information. We and LPS also agree to cooperate fully with each other to the extent requested in preparation of any filings made by us or by LPS with the SEC, any national securities exchange or otherwise made publicly available. We and LPS each retain all proprietary information within each company’s respective possession relating to the other party’s respective businesses for an agreed period of time and, prior to destroying the information, each of us must give the other notice and an opportunity to take possession of the information. We and LPS agree to hold in confidence all information concerning or belonging to the other for a period of three years following the spin-off.

Indemnification.  Under the Contribution and Distribution Agreement, LPS indemnifies, holds harmless and defends us and each of our subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of the business transferred to LPS in connection with the spin-off, whether arising before or after the contribution of the assets to LPS;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by us or any of our affiliates for LPS’s benefit;

•	Any untrue statement of, or omission to state, a material fact in our public filings to the extent it was a result of information that LPS furnished to us, if that statement or omission was made or occurred after the contribution of the assets to LPS; and

•	Any untrue statement of, or omission to state, a material fact in any of LPS’ public filings, except to the extent the statement was made or omitted in reliance upon information about us provided to LPS by us or upon information provided by any underwriter for use in any registration statement or prospectus.

We indemnify, hold harmless and defend LPS and its subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of our assets or properties, or our operations or conduct, or those of any of our subsidiaries and affiliates (other than LPS and its subsidiaries and the business transferred to LPS), whether arising before or after the date of the contribution of the assets to LPS;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by LPS or any of its affiliates for our benefit;

•	Any untrue statement of, or omission to state, a material fact in any of LPS’s public filings about us or our group of companies to the extent it was as a result of information that we furnished to LPS or which was contained in our public filings; and

•	Any untrue statement of, or omission to state, a material fact in any FIS public filing, except to the extent the statement was made or omitted in reliance upon information provided to us by LPS.

The Contribution and Distribution Agreement specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party. All indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification.

Tax Disaffiliation Agreement

In connection with the LPS spin-off, we entered into the Tax Disaffiliation Agreement with LPS, to set out each party’s rights and obligations with respect to federal, state, local, and foreign taxes for tax periods before the spin-off and related matters. Prior to the spin-off, LPS’ subsidiaries were members of the FIS consolidated federal tax return and certain LPS subsidiaries were included with our companies in state combined income tax returns. Because LPS and its subsidiaries are no longer a part of our group of companies, the Tax Disaffiliation Agreement allocates responsibility between LPS and us for filing tax returns and paying taxes to the appropriate taxing authorities for periods prior to the spin-off, subject to certain indemnification rights, which generally allocate tax costs to the company earning the income giving rise to the tax. The Tax Disaffiliation Agreement also includes indemnifications for any adjustments to taxes for periods prior to the spin-off and any related interest and penalties, and for any taxes and for any adverse consequences that may be imposed on the parties as a result of the spin-off, as a result of actions taken by the parties or otherwise.

Under the Tax Disaffiliation Agreement:

•	We will file all of our federal consolidated income tax returns, which will include LPS subsidiaries as members of our group of companies through the spin-off date. We will pay all the tax due on those returns, but LPS will indemnify us for the portion of the tax that is attributable to LPS’ income and that of its subsidiaries.

•	We will share responsibility with LPS for filing and paying tax on combined state returns that include both our companies and LPS group companies. LPS will file the return and pay the tax when one of its subsidiaries has the responsibility under applicable law for filing such return. We will indemnify LPS with respect to any state income tax paid by LPS or any member of the LPS group companies that is attributable to the income of our group of companies. We will file the return and pay the tax for all other combined returns. LPS will indemnify us for any state income taxes paid by us but attributable to LPS’ income or that of its subsidiaries.

•	LPS will indemnify us for all taxes and associated adverse consequences that we incur (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if our liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of the LPS group companies or is a result of any action taken by any member of the LPS group of companies.

•	We will indemnify LPS for all taxes and associated adverse consequences that LPS incurs (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if LPS’ liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of our group of companies or is a result of any action taken by any member of our group of companies.

•	There are limitations on each group’s ability to amend tax returns if amendment would increase the tax liability of the other group.

In order to help preserve the tax-free nature of the LPS spin-off, LPS has agreed that it will not engage in any direct or indirect acquisition, issuance or other transaction involving LPS stock. In addition, LPS has agreed not to reacquire any of its debt instruments that we exchanged in the debt-for-debt exchange. These restrictions are subject to various exceptions, including that (i) LPS may engage in such transactions involving its stock or debt if LPS obtains an opinion from a nationally recognized law firm or accounting firm that the transaction will not cause the spin-off to be taxable or (ii) LPS may obtain the consent of certain of our officers to engage in such transactions. In October 2010, we issued a consent to release LPS from the restriction on these types of transactions.

Corporate and Transitional Services Agreements

We historically provided certain corporate services to LPS relating to general management, accounting, finance, legal, payroll, human resources, corporate aviation and information technology support services, and LPS has provided certain leased space and information technology support to us. In connection with the LPS spin-off, we entered into new agreements, including new corporate and transitional services agreements and other agreements described below, so that we and LPS could continue to provide certain of these services to each other. The pricing for the services to be provided by us to LPS, and by LPS to us, under the corporate and transitional services agreements was on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses (including allocated staff and administrative costs) incurred in providing these corporate services to the other party. The corporate and transitional services terminated at various times specified in the agreements, generally ranging from 12 months to 24 months after the spin-off. We received $0.7 million with respect to services provided by us to LPS, and we paid $1.4 million in respect of services provided by LPS to us, pursuant to these agreements in 2010. The agreements expired July 2, 2010.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

In connection with the LPS spin-off, we entered into an interchange agreement with LPS and FNF with respect to our continued use of the corporate aircraft leased or owned by LPS and FNF, and the use by FNF and LPS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FNF and LPS with respect to the sharing of certain costs relating to other corporate aircraft that is leased or owned by FNF but used by us and by LPS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues as to us so long as FNF owns or leases corporate aircraft used by us. Under the interchange agreement, we reimburse LPS or FNF, or LPS or FNF reimburses us, for the net cost differential of our use of the aircraft owned or leased by FNF or LPS, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, LPS and we each reimburse FNF for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources. In 2010, we made aggregate payments of less than $0.1 million to LPS and FNF and received aggregate payments of $0.1 million and $3.1 million from LPS and FNF, respectively, under these agreements.

Lease Agreement

In connection with the LPS spin-off, we entered into a lease agreement pursuant to which we lease office space from LPS for our Jacksonville, Florida headquarters campus and LPS provides us with certain other services in connection with the office space, including telecommunications and security. This lease continues for a term of 3 years, with an option to renew. The lease provides that the rentable square footage that is leased to us may, by mutual agreement, increase or decrease from time to time during the term of the lease. The rent under this lease is calculated in the same manner and at the same rate per rentable square foot as applies to the lease of office space to FNF at LPS’ Jacksonville headquarters campus. The rent is comprised of a base rate amount equal to $6.82 per rentable square foot plus additional rent equal to our share of LPS’ operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2010, the total rent charged to us was $3.0 million, based upon a rate of $25.09 per rentable square foot. This rent amount may increase or decrease in future years depending on our operating expenses and the depreciation relating to the Jacksonville headquarters campus in general.

Arrangements with FNF

Overview

There are various agreements between FNF and us. These agreements include:

•	the corporate and transitional services agreement;

•	the master information technology and application development services agreement;

•	the interchange use and cost sharing agreements for corporate aircraft; and

•	the sublease agreement.

Corporate and Transitional Services Agreement

We were party to a corporate services agreement with FNF under which FNF provides to us corporate and other administrative support services, including tax services, risk management insurance services, purchasing and procurement services and travel services. In connection with the LPS spin-off, we entered into an amended corporate and transitional services agreement with FNF so that FNF can continue to provide certain of these services for us. The pricing for the services provided by FNF to us under the corporate services agreement was on a cost-only basis, so that we in effect reimbursed FNF for the costs and expenses incurred in providing these corporate services to us. The corporate services agreement, and the services thereunder, terminated on July 2, 2010.

The exact amount paid by us to FNF under the corporate services agreement was dependent upon the amount of services actually provided in any given year. During 2010 until the termination of the corporate services agreement, we paid approximately $0.1 million to FNF for services rendered by FNF and its subsidiaries.

Master Information Technology Services Agreement

We are party to a master information technology services agreement with FNF, pursuant to which we provide various services to FNF, such as IT infrastructure support and data center management. Under this agreement, FNF has designated certain services as high priority critical services required for its business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. We agree to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. FNF can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by FNF, we will continue to provide, for an appropriate fee, services to FNF that are not specifically included in the master information technology services agreement if those services were provided to FNF by us or our subcontractors in the past.

Under this agreement, FNF is obligated to pay us for the services that FNF and its subsidiaries utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by us. The amount we earned from FNF under this agreement during 2010 was $51.1 million.

The master information technology services agreement was amended in connection with the LPS spin-off and is effective for a term of five years from the date of the spin-off unless earlier terminated in accordance with its terms. FNF has the right to renew the agreement for two successive one-year periods, by providing a written notice of its intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. FNF may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

For a description of this agreement, refer to the subsection above entitled “Certain Relationships and Related Party Transactions — Arrangements with LPS — Interchange Use and Cost Sharing Agreements for Corporate Aircraft.”

Sublease Agreement

We sublease from FNF a portion of the office space (including furnishings) in an office building known as “Building V” that is leased by FNF and located on the LPS Jacksonville, Florida headquarters campus. The terms and provisions of our sublease agreement mirror the management and economic effect of the terms and conditions of the lease agreement with LPS (and are the same as the terms of LPS’s lease to FNF and FNF’s sublease to LPS), so that all of the office space located at the Jacksonville corporate campus benefits from per square foot average cost pricing for the entire campus. In addition, like the LPS lease, our FNF sublease contemplates that the amount of space leased can be adjusted from time to time to reflect the parties’ evolving space needs. The sublease has a term of 3 years with rights to renew for successive one-year periods thereafter. The rent under this lease and this sublease is calculated in the same manner and at the same rate per rentable square foot as applies to our lease of office space from LPS. The rent is comprised of a base rent amount equal to $10.50 per rentable square foot plus additional rent equal to our share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2010, the total rent charged to us under the sublease was $30.36 per rentable square foot. The amount of the rent may increase or decrease in future years depending on our operating expenses and the depreciation relating to the Jacksonville headquarters campus in general. In addition to our rent for office space, under the sublease we also pay rent for office furnishings for that space.

Other Related Party Arrangements

Investment Agreement with Thomas H. Lee Partners, L.P.

On October 1, 2009, pursuant to an investment agreement with Thomas H. Lee Partners, L.P. (“THL”) and FNF dated as of March 31, 2009, FIS issued and sold (a) to THL in a private placement 12.9 million shares of FIS common stock for an aggregate purchase price of approximately $200.0 million and (b) to FNF in a private placement 3.2 million shares of FIS common stock for an aggregate purchase price of approximately $50.0 million. FIS paid each of THL and FNF a transaction fee equal to 3% of their respective investments. Contingent upon THL maintaining certain ownership levels in FIS common stock, THL has the right to designate one member to the Company’s board of directors.

Agreements with WPM, L.P.

As of October 1, 2009, WPM, L.P., a Delaware limited partnership affiliated with Warburg Pincus Private Equity IX, L.P. (collectively “Warburg Pincus”) owned 25% of the outstanding shares of Metavante common stock, and was a party to a purchase right agreement with Metavante which granted Warburg Pincus the right to purchase additional shares of Metavante common stock under certain conditions in order to maintain its interest. FIS and Warburg Pincus entered into a replacement stock purchase right agreement effective upon consummation of the merger, granting Warburg Pincus the right to purchase comparable FIS shares in lieu of Metavante shares. The purchase right agreement relates to Metavante employee stock options that were outstanding as of the date of Warburg Pincus’ initial investment in Metavante. The stock purchase right may be exercised quarterly for either (a) one-third of the number of said employee stock options exercised during the preceding quarter at one-third of the aggregate exercise price or (b) the difference between one-third of the number of said employee stock options exercised during the preceding quarter and the quotient of one-third of the aggregate exercise prices of such options exercised divided by the quoted closing price of a common share on the day immediately before exercise of the purchase right, at $.01 per share. As of October 1, 2009, approximately 7.0 million options remained outstanding that were subject to this purchase right, and approximately 2.1 million were exercised by employees during 2010.

In connection with the Metavante merger and based upon certain existing rights of WPM in respect of its investment in Metavante, WPM and FIS entered into a shareholders agreement, dated as of March 31, 2009, pursuant to which, among other things, subject to the terms and conditions of the shareholders agreement, WPM is entitled to nominate and have appointed one director to the board of directors of FIS until the earlier of (1) such time as WPM no longer holds at least 20% of the number of shares of FIS common stock received in the merger and purchased by WPM in connection with the stock purchase right agreement and (2) the tenth anniversary of the completion of the merger. The shareholders agreement also provides WPM with certain registration rights.

Sedgwick Master Information Technology Services Agreement

A former minority-owned affiliate of FNF, Sedgwick CMS Holdings (“Sedgwick”), is party to a master information technology services agreement with us. Sedgwick, a company of which FNF owned 32% of the voting capital stock until its sale in May 2010, is a provider of outsourced claims management services to large corporate and public sector entities. Under this master information technology services agreement, Sedgwick receives various information technology services from us, such as IT infrastructure and network support, and data center management. The master information technology services agreement is effective until July 2011 unless earlier terminated in accordance with its terms. Sedgwick has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Sedgwick pays us for the services that it utilizes, calculated under a specific and comprehensive pricing schedule. Most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by us. The amount we received from Sedgwick for these services during 2010 was $14.8 million.

Certain Relationships with Ceridian Corporation

Mr. Kennedy serves as the Chairman of the Board of Ceridian Corporation (“Ceridian”), a company in which FNF holds an approximate 33% equity interest. He also served as interim Chief Executive Officer until August 16, 2010. Ceridian is a provider of a full portfolio of services to effectively manage payroll, benefits, recruitment, health and wellness, compliance and tax filing. Ceridian is a party to a master professional services agreement with us, pursuant to which Ceridian receives certain voice and back office services, and other business process and related information technology products and services. The master professional services agreement is effective until December 31, 2014 unless earlier terminated in accordance with its terms. Ceridian has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Ceridian pays us for the services used, calculated under a specific and comprehensive pricing schedule. Service charges are generally based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by us. The amount we received from Ceridian for these services during 2010 was $25.3 million.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter calls for our audit committee to review and approve all transactions to which we are a party and in which any director and/or executive officer of ours has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company). This policy covers all transactions required to be disclosed in this related party transactions section of the proxy statement. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken. The provision of our audit committee charter described above is in addition to and does not supersede any other applicable company policies or procedures, including our Code of Conduct.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2010. Based solely upon a review of these reports, we believe that during 2010 all of our directors and officers complied with the requirements of Section 16(a).

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Shareholders to be held in 2012 must be received by the Company no later than December 7, 2011. Any other proposal that a shareholder wishes to bring before the 2012 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 7, 2011. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to our Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2011 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (except for certain exhibits thereto), including our audited financial statements, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Frank R. Martire
President and Chief Executive Officer

Dated: April 5, 2011

Annex A

FIDELITY NATIONAL INFORMATION SERVICES, INC.

ANNUAL INCENTIVE PLAN

Section 1.  Establishment and Purpose

Fidelity National Information Services, Inc. (hereinafter referred to as the “Company”) hereby establishes a short-term incentive compensation plan to be known as the “Fidelity National Information Services, Inc. Annual Incentive Plan” (hereinafter referred to as the “Plan”).

The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its Subsidiaries. Awards payable under the Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Code and regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

The Plan is effective as of January 1, 2011, subject to the approval of the Plan by the stockholders of the Company at the 2011 annual meeting. The Plan will remain in effect until such time as it shall be terminated by the Board, pursuant to Section 8 herein.

Section 2.  Definitions

Unless the context requires otherwise, the following words, when capitalized, shall have the meanings ascribed below:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board of Directors.

(d) “Company” means Fidelity National Information Services, Inc.

(e) “Participant” means the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and regulations promulgated thereunder who is selected by the Committee to participate in the Plan.

(f) “Performance Period” means the fiscal year of the Company or such shorter or longer period as determined by the Committee.

(g) “Plan” means the Fidelity National Information Services, Inc. Annual Incentive Plan, as may be amended from time to time.

(h) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

Section 3.  Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors. Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan.

All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries.

Section 4.  Eligibility

Eligibility under the Plan is limited to Participants designated by the Committee, in its sole and absolute discretion.

Section 5.  Form of Payment

Payment of incentive awards under the Plan shall be made in cash.

Section 6.  Determination of Incentive Awards

(a) Designation of Participants, Performance Period and Performance Objectives.  Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an award, the Committee shall, in writing, select the Participants to whom incentive awards shall be granted, designate the applicable Performance Period, establish the Target Incentive Bonus for each Participant, and establish the performance objective or objectives that must be satisfied in order for a Participant to receive an incentive award for such Performance Period. Any such performance objectives will be based upon one or more of the following performance measures, as determined by the Committee:

(i) earnings per share,

(ii) economic value created,

(iii) market share (actual or targeted growth),

(iv) net income (before or after taxes),

(v) operating income and/or earnings before interest, taxes, depreciation and amortization (EBITDA),

(vi) adjusted net income after capital charge,

(vii) return on assets (actual or targeted growth),

(viii) return on capital (actual or targeted growth),

(ix) return on equity (actual or targeted growth),

(x) return on investment (actual or targeted growth),

(xi) revenue (actual or targeted growth),

(xii) cash flow,

(xiii) operating margin,

(xiv) share price,

(xv) share price growth,

(xvi) total stockholder return, and

(xvii) strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(b) Target Incentive Bonus.  Each Participant will have an incentive award opportunity (the “Target Incentive Bonus”) that will be based on achieving the target performance objectives established by the Committee. The Target Incentive Bonus will be a percentage of the Participant’s annual salary at the end of the Performance Period or such other amount as the Committee may determine. If the performance objectives established by the Committee are met at the target level, the Participant will receive an incentive award equal to 100% of the Target Incentive Bonus. If the performance objectives established by the Committee are met at a level below or above the target level, the Participant will receive an incentive award equal to a designated percentage of the Target Incentive Bonus, as determined by the Committee.

(c) Maximum Award.  The maximum incentive award that may be paid under the Plan to a Participant during any fiscal year shall be $25,000,000.

(d) Committee Certification and Payment of Awards.  As soon as reasonably practicable after the end of each Performance Period, the Committee shall (i) determine whether the performance objectives for the Performance Period have been satisfied, (ii) determine the amount of the incentive award to be paid to each Participant for such Performance Period and (iii) certify such determination in writing. Awards shall be paid to the Participants following such certification by the Committee no later than the 15th day of the third month following the close of the Performance Period with respect to which the awards are made.

(e) Committee Discretion.  Notwithstanding the foregoing, the Committee retains the discretion to reduce the amount of any incentive award that would otherwise be payable to a Participant, including a reduction in such amount to zero.

Section 7.  Termination of Employment

Unless otherwise determined by the Committee, a Participant shall have no right to an incentive award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such award relates. The Committee, in its sole and absolute discretion, may impose such additional service restrictions as it deems appropriate.

Section 8.  Amendment or Termination of the Plan

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of incentive awards as performance-based compensation pursuant to Code Section 162(m) and regulations promulgated thereunder shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any incentive award or awards available under the Plan, the Committee may, subject to this Section 8, make any adjustments to the Plan and/or incentive awards it deems appropriate.

Section 9. Taxes

Any amount payable to a Participant under this Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.

Section 10.  General Provisions

(a) No Rights to Employment.  Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.

(b) Non-Exclusive Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(c) Unfunded Plan.  Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(d) Non-alienation of Benefits.  Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.

(e) Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(f) Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.

(g) Governing Law.  To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(h) Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any incentive awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any incentive award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain

(a)	David K. Hunt		☐	☐	☐

(b)	Richard N. Massey		☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.		☐	☐	☐

3	Advisory vote on Fidelity National Information Services, Inc. 2010 executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

4	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

5	Approval of the material terms of the performance goals under the FIS Annual Incentive Plan.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

SHARES CUSIP # SEQUENCE #

JOB #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

FIDELITY NATIONAL INFORMATION SERVICES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 2011
The undersigned hereby appoints Frank R. Martire and Michael L. Gravelle, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Information Services, Inc. held of record by the undersigned as of March 23, 2011, at the Annual Meeting of Stockholders to be held at 10:00 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 18, 2011, or any adjournment thereof.
This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Information Services, Inc. for use at the Annual Meeting of Stockholders on May 18, 2011 at 10:00 a.m. eastern time from persons who participate in the Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”).
By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan, to exercise the voting rights relating to any shares of common stock of Fidelity National Information Services, Inc. allocable to his or her account(s) as of March 23, 2011. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Information Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 13, 2011. For shares voted by phone or internet, the deadline is 11:59 PM on May 13, 2011. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios.
Continued and to be signed on reverse side